Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT FOR THE

NORTHERN DISTRICT OF TEXAS

DALLAS DIVISION

In re:	§ Chapter 11
§
EASTERN 1996D LIMITED	§ Case No. 13-34773-HDH-11
PARTNERSHIP, et al.,	§
§ Jointly Administered
Debtors.	§

DISCLOSURE STATEMENT FOR JOINT CHAPTER 11 PLAN

PROPOSED BY THE DEBTORS, PDC ENERGY, INC., AND THE OFFICIAL

COMMITTEE OF EQUITY SECURITY HOLDERS

GRAY REED & MCGRAW, P.C.	ANDREWS KURTH LLP	GARDERE WYNNE SEWELL LLP

Jason S. Brookner	Robin Russell	Holland Neff O’Neil
Texas Bar No. 24033684	Texas Bar No. 17424001	Texas Bar No.14864700
Lydia R. Webb	Joseph P. Rovira	Thomas C. Scannell
Texas Bar No. 24083758	Texas Bar No. 24066008	Texas Bar No. 24070559
1601 Elm Street, Suite 4600	600 Travis, Suite 4200	1601 Elm Street, Suite 3000
Dallas, Texas 75201	Houston, Texas 77002	Dallas, Texas 75201
Telephone: (214) 954-4135	Telephone: (713) 220-4200	Telephone: (214) 999-3000
Facsimile: (214) 953-1332	Facsimile: (713) 220-4285	Facsimile: (214) 999-4667

ATTORNEYS FOR THE DEBTORS	ATTORNEYS FOR PDC	ATTORNEYS FOR THE OFFICIAL
AND DEBTORS IN POSSESSION	ENERGY, INC.	COMMITTEE OF EQUITY
SECURITY HOLDERS

Dated: October 28, 2014

IMPORTANT INFORMATION FOR YOU TO READ

All creditors and equity interest holders are advised and encouraged to read this Disclosure Statement and the Plan in their entirety. Plan summaries and statements made in this Disclosure Statement, including the following summary, are qualified in their entirety by reference to the Plan and other exhibits annexed to the Plan. The statements contained in this Disclosure Statement are made only as of the date hereof, and there can be no assurance that the statements contained herein will be correct at any time after the date hereof.

This Disclosure Statement has been prepared in accordance with section 1125 of the Bankruptcy Code and Rule 3016 of the Federal Rules of Bankruptcy Procedure and not necessarily in accordance with federal or state securities laws or other applicable law.

As to contested matters, adversary proceedings, and other actions or threatened actions, this Disclosure Statement shall not constitute or be construed as an admission of any fact or liability, a stipulation, or a waiver.

This Disclosure Statement shall not be admissible in any nonbankruptcy proceeding involving the Debtors or any other party, nor shall it be construed to be conclusive advice on the tax or other legal effects of the Plan on holders of Claims or Equity Interests.

The Plan Proponents are providing this Disclosure Statement to holders of Claims and Equity Interests, for their information only. Nothing in this Disclosure Statement may be used or relied upon by any person or entity for any other purpose.

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EXHIBITS AND SCHEDULES TO DISCLOSURE STATEMENT

SCHEDULE A	Summary Calculation of Estimated Total Distributable Cash

SCHEDULE B	Partnership Unit Distributions ($)

SCHEDULE C	Partnership Unit Distribution Percentages

EXHIBIT A	Joint Chapter 11 Plan

EXHIBIT B	Disclosure Statement Approval Order

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TABLE OF CONTENTS

I. GENERAL INFORMATION			6

A.	Purposes Of This Disclosure Statement		6

B.	General Information Concerning Chapter 11		6

C.	General Information Concerning Treatment Of Claims And Interests		7

D.	Classes Impaired Under A Plan		7

E.	Voting and Opt-Out Rights		8

	1.	Voting on the Plan	8

	2.	Opt-Out Rights	9

F.	Confirmation		9

	1.	Acceptance of the Plan	9

	2.	Confirmation Without Acceptance By All Impaired Classes	10

	3.	Best Interests Test	11

II. BACKGROUND AND EVENTS LEADING UP TO CHAPTER 11			11

A.	Organizational Information		11

B.	The Debtors’ Business and Operations		11

C.	Events Leading to the Chapter 11 Filings and SEC Reporting Deficiencies		12

III. THE BANKRUPTCY FILINGS			13

A.	Post-Filing Activities		13

	1.	Employment of Professionals	13

	2.	Equity Committee Formation	13

	3.	First Day Motions and Orders	14

	4.	Sale Motions/JOA Motion	15

	5.	The Equity Committee’s Investigation/PDC Lawsuit	17

	6.	Motion to Appoint a Chapter 11 Trustee	18

	7.	Motion to Compel Disclosures by Andrews Kurth	19

	8.	Settlement of California Litigation	19

	9.	Mediation and Global Settlement	20

B.	Exclusivity		21

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C.	Bar Dates		21

D.	Claims Against the Debtors		21

	1.	In General	21

	2.	Secured and Unsecured Claims	22

	3.	Administrative Expense Claims	22

	4.	Priority Non-Tax Claims	22

	5.	Priority Tax Claims	23

IV. THE PLAN			23

A.	Classification And Treatment Of Claims And Equity Interests Under The Plan		23

	1.	Class 1: Priority Non-Tax Claims	23

	2.	Class 2: Secured Claims	23

	3.	Class 3: General Unsecured Claims	24

	4.	Class 4: Equity Interests	24

B.	Administrative Expense Claims and Priority Tax Claims		24

C.	Implementation of the Plan		25

	1.	Plan Funding/Distributions	25

	2.	Release of Liens	25

	3.	Settlement of General Partner Litigation	26

	4.	Cancellation of Limited Partnership Agreements and Equity Interests	27

	5.	Dissolution of Statutory Committees and Cessation of Fee and Expense Payments	27

	6.	Partnership Actions	27

V. ADDITIONAL PROVISIONS AND EFFECT OF THE PLAN			28

A.	Legal Effect Of The Plan		28

	1.	Exculpations	28

	2.	Releases by the Debtors	28

	3.	Third Party Releases	28

	4.	Injunction and Stay	29

	5.	Revesting of Assets	29

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B.	Conditions Precedent To Effective Date		30

	1.	Conditions to Confirmation	30

	2.	Conditions to Effective Date	30

	3.	Waiver of Conditions to Effective Date	30

	4.	Effect of Failure of Conditions; Reservation of Rights	31

C.	Modification or Revocation of the Plan; Severability		31

D.	Retention Of Bankruptcy Court Jurisdiction		31

E.	Executory Contracts And Unexpired Leases		33

	1.	Rejection of Contracts and Leases	33

	2.	Rejection of Contracts and Leases and Rejection Claims	33

F.	Distributions Under The Plan		33

	1.	Date and Manner of Distributions	33

	2.	Disbursing Agent	34

	3.	Means of Payment	34

	4.	Record Date for Distributions	34

	5.	Recipients of Distributions	34

	6.	Delivery of Distributions	35

	7.	Time Bar to Payments	35

	8.	No Postpetition Interest	35

	9.	Withholding and Reporting Requirements	35

	10.	Setoffs and Recoupment	36

G.	Disputed Claims		36

	1.	Objections to Claims	36

	2.	No Distributions Pending Allowance	36

	3.	Distributions After Allowance	36

	4.	Disallowance of Late Filed Claims and Equity Interests	36

	5.	Holders of Equity Interests	37

	6.	Administrative Reserve	37

H.	Miscellaneous		37

	1.	Exemption from Transfer Taxes	37

	2.	Payment of Statutory Fees	37

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	3.	Ordinary Course Transactions	37

	4.	Binding Effect	38

	5.	No Payment of Attorneys’ Fees	38

	6.	Governing Law	38

VI. CERTAIN RISK FACTORS AND BEST INTERESTS TEST			38

A.	Risks to Confirmation and Effectiveness		38

B.	Risks of Non-Confirmation		38

VII. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN			38

A.	Federal Income Tax Consequences to the Debtors, Creditors and Holders of Equity Interests		40

B.	Accrued Interest		41

C.	Market Discount		41

D.	Withholding and Information Reporting		41

VIII. CONCLUSION			42

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DISCLOSURE STATEMENT DATED OCTOBER 28, 2014

SOLICITATION OF VOTES WITH RESPECT TO THE JOINT CHAPTER 11 PLAN

OF EASTERN 1996D LIMITED PARTNERSHIP, ET AL.

THE PLAN IS PROPOSED JOINTLY BY THE DEBTORS, PDC ENERGY, INC. AND

THE OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS, WHO

STRONGLY URGE YOU TO VOTE TO ACCEPT IT

THE PLAN INCLUDES CERTAIN THIRD-PARTY RELEASES. YOU MAY OPT-OUT OF THESE RELEASES BY MARKING THE APPLICABLE BOX ON THE BALLOT. IF YOU DO NOT OPT-OUT, YOU WILL BE DEEMED TO HAVE CONSENTED TO THE THIRD-PARTY RELEASES. IF YOU OPT-OUT, YOU WILL BE DEEMED TO HAVE FORFEITED YOUR RIGHT TO YOUR SHARE OF THE $1 MILLION DIRECT CLAIM SETTLEMENT PAYMENT.

This Disclosure Statement (the “Disclosure Statement”) solicits acceptance of the Joint Chapter 11 Plan, dated October 28, 2014 (the “Plan”), of Eastern 1996D Limited Partnership (“1996D”), Eastern 1997D Limited Partnership (“1997D”), Eastern 1998D Limited Partnership (“1998D”), CO and PA 1999D Limited Partnership (“1999D”), Colorado 2000B Limited Partnership (“2000B”), Colorado 2000C Limited Partnership (“2000C”), Colorado 2000D Limited Partnership (“2000D”), Colorado 2001A Limited Partnership (“2001A”), Colorado 2001B Limited Partnership (“2001B”), Colorado 2001C Limited Partnership (“2001C”), Colorado 2001D Limited Partnership (“2001D”), and Colorado 2002A Limited Partnership (“2002A”) (collectively, the “Debtors”), as debtors and debtors in possession in the above-captioned jointly administered chapter 11 cases. The Plan is being proposed jointly by the Debtors, PDC Energy, Inc. (“PDC”) and the Official Committee of Equity Security Holders (the “Equity Committee”). Collectively, the Debtors, PDC and the Equity Committee are referred to in this Disclosure Statement as the “Plan Proponents”.

The purpose of this Disclosure Statement is to enable a Claim or Equity Interest holder whose Claim or Equity Interest is impaired under the Plan, and who may receive a distribution under the Plan, to make an informed decision in exercising its right to vote to accept or reject the Plan.

All of the Debtors’ assets have been sold, pursuant to the terms of prior orders of the Bankruptcy Court. As a result, the Plan, which is attached hereto as Exhibit “A”, contemplates the liquidation of the Debtors by distributing all Cash held or to be received by the Debtors to each Debtor’s creditors and Equity Interest holders. The Plan also provides for a settlement with the Debtors’ managing general partner, PDC, whereby PDC will pay the Debtors $6 million and waive the right to receive 50% (but not less than $1.5 million) of any distributions from current cash on hand in regard to its Equity Interests. PDC will also pay an additional $1 million for a general release of any causes of action held by the limited partners; provided, however, any limited partner may decline to give PDC a release, and opt-out of receiving of a share of this $1 million payment. Attached hereto as Schedule A is a summary calculation of the financial impact of the settlement with PDC. On the Effective Date of the Plan, $1.5 million will be placed in an Administrative Reserve to pay Allowed Administrative Expense Claims against the

Debtors, and the costs and expenses of winding down the Debtors’ estates. An Initial Distribution of approximately $17.8 million, in the aggregate, will be made to the Debtors’ limited partners. The amount of the Initial Distribution may increase, and the amount of the Administrative Reserve may decrease, based on the actual amount of Allowed Administrative Expense Claims as of the Effective Date of the Plan. Any amounts left in the Administrative Reserve after the Debtors’ cases have been wound down will be distributed to holders of Allowed Claims and Equity Interests in accordance with the terms of the Plan. Additional interim distributions, after the Initial Distribution, may be made. Once all remaining administrative costs and expenses have been paid or reserved for, a final distribution of all remaining cash on hand will be made to the holders of Allowed Claims and Allowed Equity Interests.

A summary of the classification and treatment of Claims and Equity Interests under the Plan are as follows:

Class	Description	Entitled to Vote	Estimated Claims	Approximate Estimated Recovery	Treatment
Class 1	Priority Non-Tax Claims	No	$0.00	100%	Each holder of an Allowed Class 1 Claim against a Debtor shall be paid in Cash in full from such Debtor on (or as soon as reasonably practicable after) the later of (i) the Effective Date or (ii) fifteen (15) days after such Priority Non-Tax Claim becomes Allowed.

Classes 2A – 2L	Secured Claims	No	$0.00	100%	In the discretion of the Debtors, each holder of an Allowed Class 2 Claim against a Debtor shall receive one of the following treatments: (i) payment in full in Cash from such Debtor; (ii) delivery of the collateral securing such Allowed Class 2 Claim; or (iii) other

						treatment that renders such Allowed Class 2 Claim unimpaired.

Class 3	General Unsecured Claims	No	$0.00	100%		Each holder of an Allowed Class 3 Claim against a Debtor shall be paid in Cash in full from such Debtor on (or as soon as reasonably practicable after) the later of (i) the Effective Date or (ii) fifteen (15) days after such General Unsecured Claim becomes Allowed.

Classes 4A-4L	Equity Interests	Yes	4A - 1996D 4B - 1997D 4C - 1998D 4D - 1999D 4E - 2000B 4F - 2000C 4G - 2000D 4H - 2001A 4I - 2001B 4J - 2001C 4K - 2001D 4L - 2002A	72.8 60.2 133.0 135.8 119.3 91.6 82.8 81.6 57.6 66.7 80.9 80.4	%[1] % % % % % % % % % % %	Each holder of an Allowed Class 4 Equity Interest in a Debtor shall receive its Pro Rata share of any Cash remaining with such Debtor after payment of Allowed Administrative Expense Claims, Allowed Priority Claims, and Allowed Claims in Classes 1, 2 and 3 against such Debtor.

The Plan Proponents believe that the Plan is in the best interests of holders of Claims and Equity Interests. Accordingly, Claim and Equity Interest holders who are entitled to vote are urged to vote in favor of the Plan. To be counted, your ballot must be fully completed, executed and actually received by BMC Group, Inc. (the “Tabulation Agent”) at the

[1]	The listed percentages for each Debtor are on a “per unit” basis, and include the aggregate of all prior distributions to limited partnership unit holders of such Debtor from the date of original investment through and including the Initial Distribution. Schedule B attached hereto reflects the expected total Cash distributions to limited partnership unit holders and PDC pursuant to the Plan. Schedule C attached hereto reflects the total percentage return under the Plan to unit holders other than PDC.

following address no later than 5:00 p.m. (prevailing Central Time) on December 4, 2014 (the “Voting Deadline”):

IF BY MAIL:	IF BY OVERNIGHT DELIVERY:
BMC Group, Inc.	BMC Group, Inc.
Attn: Eastern Ballot Processing Center	Attn: Eastern Ballot Processing Center
P. O. Box 3020	18675 Lake Drive East
Chanhassen, MN 55317-3020	Chanhassen, MN 55317

IF BY ELECTRONIC MAIL:	IF BY FACSIMILE:
eastern@bmcgroup.com	(310) 321-5539
Please indicate “Eastern 1996D Ballot” in the “subject” line of the email

Holders of Claims and Equity Interests who are entitled to vote should carefully read this Disclosure Statement and the Plan in their entirety prior to voting on the Plan. Each holder of a Claim or Equity Interest should consult its individual attorney, accountant and/or financial advisor as to the effect of the Plan on such holder.

Pursuant to section 1128(a) of the Bankruptcy Code, a hearing on confirmation of the Plan (the “Confirmation Hearing”) has been scheduled to commence on December 15, 2014 at 9:00 a.m., prevailing Central Time, before the Honorable Harlin DeWayne Hale, United States Bankruptcy Judge, in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”), 1100 Commerce Street, 14th Floor, Dallas, Texas 75242. At the Confirmation Hearing, the Bankruptcy Court will consider whether the Plan satisfies the requirements of the Bankruptcy Code.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a chapter 11 plan. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed no later than 5:00 p.m. prevailing Central Time on December 4, 2014 (the “Confirmation Objection Deadline”) and simultaneously served on the following parties:

	Counsel to the Debtors:		Counsel to the Official Committee of
Equity Security Holders:

Jason S. Brookner
	Lydia R. Webb		Holland Neff O’Neil
	GRAY REED & McGRAW, P.C.		Thomas C. Scannell
	1601 Elm Street, Suite 4600		GARDERE WYNNE SEWELL LLP
	Dallas, Texas 75201		1601 Elm Street, Suite 3000
	Facsimile: (214) 953-1332		Dallas, Texas 75201
Email:	jbrookner@grayreed.com		Facsimile: (214) 999-3961
	lwebb@grayreed.com	Email:	honeil@gardere.com
tscannell@gardere.com

U.S. Trustee			Counsel to PDC Energy, Inc.

Office of the United States Trustee			Robin Russell
for the Northern District of Texas			Joseph P. Rovira
Attn: Erin Marie Schmidt			ANDREWS KURTH LLP
1100 Commerce Street			600 Travis, Suite 4200
Room 9C60			Houston, Texas 77002
Dallas, Texas 75242			Facsimile: (713) 220-4285
Email:	erin.schmidt2@usdoj.gov	Email:	rrussell@akllp.com
jrovira@akllp.com

Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014. If an objection to confirmation is not timely filed and served, the Bankruptcy Court may not consider it.

For the convenience of Claim and Equity Interest holders, this Disclosure Statement summarizes the terms of the Plan. However, the Plan and any Exhibits and Schedules thereto are the operative documents, and govern.

THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN AS A DESCRIPTION OF THE PLAN AND THE CHAPTER 11 CASES, AND NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE LEGAL EFFECT OF THE PLAN ON HOLDERS OF CLAIMS OR EQUITY INTERESTS. CERTAIN INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS, BY ITS NATURE, FORWARD LOOKING, AND CONTAINS ESTIMATES, FORECASTS AND ASSUMPTIONS WHICH MAY PROVE TO BE MATERIALLY DIFFERENT FROM ACTUAL RESULTS.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED. NEITHER DELIVERY OF THIS DISCLOSURE STATEMENT NOR ANY EXCHANGE OF RIGHTS MADE IN CONNECTION WITH THE PLAN SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS DISCLOSURE STATEMENT OR THE DATE ON WHICH THE MATERIALS RELIED UPON IN PREPARATION OF THIS DISCLOSURE STATEMENT WERE COMPILED.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS NOT BEEN SUBJECT TO A CERTIFIED AUDIT OR INDEPENDENT VERIFICATION. THE INFORMATION CONTAINED HEREIN AND THE RECORDS KEPT BY THE DEBTORS ARE NOT WARRANTED OR REPRESENTED TO BE WITHOUT INACCURACY.

NO REPRESENTATIONS OR ASSURANCES CONCERNING THE DEBTORS, THEIR BUSINESSES OR THE PLAN ARE AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS ATTACHED HERETO, INCORPORATED BY REFERENCE OR REFERRED TO HEREIN. ANY REPRESENTATIONS OR INDUCEMENTS MADE BY ANY PERSON OTHER THAN THOSE CONTAINED HEREIN SHOULD NOT BE RELIED UPON AND SHOULD BE REPORTED TO COUNSEL TO THE DEBTORS.

THE SECURITIES AND EXCHANGE COMMISSION HAS NEITHER APPROVED NOR DISAPPROVED THIS DISCLOSURE STATEMENT, NOR HAS IT PASSED UPON THE ADEQUACY OR ACCURACY OF THE STATEMENTS CONTAINED HEREIN.

All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to those terms in the Plan.

I. GENERAL INFORMATION

A.	PURPOSES OF THIS DISCLOSURE STATEMENT

This Disclosure Statement has been prepared by the Debtors, with input from PDC and the Equity Committee, to provide information that the Bankruptcy Court has determined to be material and necessary to enable holders of Claims and Equity Interests, who are entitled to vote on the Plan, to make an informed judgment about the Plan. Confirmation of a plan pursuant to chapter 11 of the Bankruptcy Code depends, in part, upon the receipt of a sufficient number of votes in favor of the Plan. However, holders of Claims and Equity Interests whose claims are unimpaired are deemed to have conclusively accepted the Plan and are not entitled to vote thereon. As set forth in this Disclosure Statement, holders of Claims in Classes 1, 2 and 3 are unimpaired and deemed to have accepted the Plan. Holders of Equity Interests in Class 4 are impaired and entitled to vote to accept or reject the Plan.

On October 28, 2014, after notice and a hearing, the Bankruptcy Court entered an order (the “Disclosure Statement Approval Order”), pursuant to section 1125 of the Bankruptcy Code, approving this Disclosure Statement as containing “adequate information.” “Adequate information” is information of a kind, and in sufficient detail, to enable a hypothetical investor typical of the holders of Claims and Equity Interests in the Chapter 11 Cases, that would enable such hypothetical investor to make an informed judgment about the Plan. A copy of the Disclosure Statement Approval Order is attached hereto as Exhibit “B”.

B.	GENERAL INFORMATION CONCERNING CHAPTER 11

Chapter 11 is the principal reorganization chapter of the Bankruptcy Code, pursuant to which a debtor in possession attempts to reorganize, or liquidate, its business for the benefit of itself, its creditors and equity interest holders.

The commencement of a chapter 11 case creates an estate, comprised of all legal and equitable interests of the debtor in property as of the date the petition is filed, wherever located and by whomever held. Sections 1101, 1107, and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a “debtor in possession” unless the bankruptcy court orders the appointment of a trustee. The Debtors are operating as debtors in possession.

The filing of a chapter 11 petition also triggers the automatic stay provisions of the Bankruptcy Code. Section 362(a) of the Bankruptcy Code provides for, among other things, an automatic stay of all attempts to collect prepetition debts against the debtor or to otherwise interfere with the debtor’s property or business. Except as otherwise ordered by the bankruptcy court, the automatic stay remains in full force and effect until the time a plan of reorganization is confirmed.

The formulation of a plan of reorganization is the principal purpose of a chapter 11 case. A plan sets forth the means for satisfying the claims against and equity interests in the debtor. Generally, unless a trustee is appointed, only the debtor may file a plan during the first 120 days of a chapter 11 case (the “Exclusive Period”). A debtor is generally then given 60 additional days (the “Solicitation Period”) during which it may solicit acceptance of its plan. The Exclusive Period and the Solicitation Period may be extended or reduced by the court upon a showing of “cause.”

C.	GENERAL INFORMATION CONCERNING TREATMENT OF CLAIMS AND INTERESTS

A chapter 11 plan may provide for anything from a complex restructuring of a debtor’s business and its related obligations to a simple liquidation of a debtor’s assets. After a chapter 11 plan has been filed, certain holders of claims against or equity interests in a debtor are permitted to vote to accept or reject the plan.

Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify the claims of a debtor’s creditors and equity interest holders. In compliance therewith, the Plan divides claims and equity interests into classes and sets forth the treatment for each class. In accordance with section 1123(a) of the Bankruptcy Code, Administrative Expense Claims have not been classified in the Plan. A debtor is also required, under section 1122 of the Bankruptcy Code, to classify claims against and equity interests in a debtor into classes that contain claims and equity interests that are substantially similar to the other claims and equity interests in such class. The Plan Proponents believe that the Plan has classified all Claims and Equity Interests in compliance with the provisions of Bankruptcy Code section 1122.

Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Claims against and Equity Interests in the Debtors are classified as set forth previously at the beginning of this Disclosure Statement.

D.	CLASSES IMPAIRED UNDER A PLAN

Only classes of impaired claims or equity interests may vote to accept or reject a plan. A class is “impaired” if the legal, equitable, or contractual rights relating to the claims or equity interests in that class are modified by the plan. Modification for purposes of determining impairment, however, does not include curing defaults or reinstating maturity. Classes of claims or equity interests that are not “impaired” under a plan of reorganization, and each member of such class, are conclusively deemed to have accepted the plan and thus are not entitled to vote. Similarly, classes of claims or equity interests that will neither receive nor retain any property under a plan are deemed not to have accepted the plan and are thus not entitled to vote. Accordingly, acceptances of a plan will only be solicited from holders of claims and/or equity interests in impaired classes that may receive distributions under the plan.

As set forth in section 1124 of the Bankruptcy Code, a class of claims or interests is impaired under a plan of reorganization unless, with respect to such class, the plan: (1) leaves unaltered the legal, equitable, and contractual rights of the holder of such claim or interest; or (2) notwithstanding any contractual provision or applicable law that entitles the holder of a claim or interest to demand or receive accelerated payment of such claim or interest after the occurrence of a default: (a) cures any such default that occurred before or after the commencement of the case, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (b) reinstates the maturity of such claim or interest as it existed before such default; (c) compensates the holder of such claim or interest for any damages incurred as a result of any reasonable reliance on such contractual provision or such applicable law; (d) if the claim or interest arises from a failure to perform a non-monetary obligation (other than a default from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A)), compensates the holder (other than the debtor or an insider) for any actual pecuniary loss incurred by the holder as a result of such failure; and (e) does not otherwise alter the legal, equitable or contractual rights to which such claim or interest entitles the holder of such claim or interest.

All holders of Claims are unimpaired, as they will be paid in full. As a result, all holders of Claims are conclusively deemed to have accepted the Plan. Holders of Equity Interests are impaired. The Plan Proponents are seeking the votes of Equity Holders in Class 4.

E.	VOTING AND OPT-OUT RIGHTS

1.	Voting on the Plan

Holders of Equity Interests in the Debtors are impaired under the Plan and are entitled to vote to accept or reject the Plan. No objections have been filed with respect to any Equity Interests. As a result, all holders of Equity Interests may vote to accept or reject the Plan. A Ballot casting a vote on the Plan may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such Ballot was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

All proofs of claim by creditors of the Debtors (not including Governmental Units), must have been filed with the Clerk of the Bankruptcy Court by January 20, 2014; proofs of claim by Governmental Units were due by March 15, 2014 (the last date to file a claim is referred to as the “Bar Date”). If a claimant already filed a proof of claim with the Bankruptcy Court, or if the claim in question was scheduled by the Debtors as not being contingent, unliquidated, or disputed, a proof of claim need not have been filed. The schedules for all of the Debtors were filed with the Bankruptcy Court on October 10, 2013, as amended on June 5 and 30, 2014, and are available for inspection on the Bankruptcy Court’s website at www.txnb.uscourts.gov, or upon written request to the Debtors’ counsel. As set forth in section 8.4(b) of the Plan, Equity Interest holders are not required to file proofs of interest in order to receive a distribution under the Plan. Any references in the Plan or Disclosure Statement to any Claims or Equity Interests shall not constitute an admission of the existence, nature, extent or enforceability thereof.

2.	Opt-Out Rights

The Plan provides for certain third-party releases of PDC and others, as more fully described in Section III(A)(9) hereof captioned “Mediation and Global Settlement” and in section 11.4 of the Plan. If any holder of an Equity Interest does not wish to consent to a release of its individual claims and causes of action (if any) against the third parties proposed to be released, the Ballot accompanying this Disclosure Statement allows you to “opt-out” of the third party releases. If you choose to opt-out, you will forfeit your allocation of the $1 million payment being offered by PDC as consideration for the third party release. As reflected on Schedule B to this Disclosure Statement, it is estimated that each unit holder who accepts the third party releases will receive an additional cash payment of approximately $120 per unit.

F.	CONFIRMATION

There are two methods by which a plan may be confirmed: (i) the “acceptance” method, pursuant to which all impaired classes of claims and interests have voted in the requisite amounts to accept the plan and the plan otherwise complies with section 1129(a) of the Bankruptcy Code; and (ii) the “cram-down” method under section 1129(b) of the Bankruptcy Code, which is available even if classes of claims vote against the Plan.

1.	Acceptance of the Plan

A plan is accepted by an impaired class of claims if the holders of at least two-thirds ( 2⁄3) in amount and more than one-half ( 1⁄2) in number of the allowed claims in such class actually voting vote to accept the plan. A plan is accepted by an impaired class of equity interests if holders of at least two-thirds ( 2⁄3) in amount of allowed equity interests in such class actually voting vote to accept the plan.

BALLOTS OF HOLDERS OF IMPAIRED EQUITY INTERESTS THAT ARE SIGNED BUT THAT DO NOT EXPRESSLY INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN, OR INDICATE BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN, WILL NOT BE COUNTED AS A VOTE TO ACCEPT OR REJECT THE PLAN.

In addition to this voting requirement, section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or equity interest in an impaired class entitled to vote or that the plan otherwise be found by the bankruptcy court to be in the best interests of each holder of a claim or equity interest in such class (see discussion of “Best Interests Test” below).

2.	Confirmation Without Acceptance By All Impaired Classes

Under section 1129 of the Bankruptcy Code, the Plan Proponents have the right to seek confirmation of the Plan notwithstanding the rejection of the Plan by a class of Equity Interests.

A plan may be confirmed notwithstanding its rejection by one or more classes of claims or equity interests if, in addition to satisfying the applicable requirements of section 1129(a) of the Bankruptcy Code, the plan (1) is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan and (2) does not “discriminate unfairly.”

A plan is “fair and equitable” under the Bankruptcy Code with respect to a dissenting class of secured claims if either (a)(i) the holders of such secured claims retain the liens securing such claims and (ii) each holder of a claim in such class receives deferred cash payments equal to the present value of such claim; (b) the property subject to the holders’ liens is sold, subject to the creditors’ right to credit bid, with the creditors’ liens to attach to the proceeds of sale; or (c) the holders receive the “indubitable equivalent” of their claims.

A plan is “fair and equitable” under the Bankruptcy Code with respect to a dissenting class of unsecured claims if, with respect to such dissenting class either (a) the plan provides that each holder of a claim of such class receive or retain property of a value equal to the allowed amount of such claim, or (b) no holders of junior claims or equity interests receive or retain any property under the plan on account of such junior claims or interests.

A plan is “fair and equitable” under the Bankruptcy Code with respect to a dissenting class of equity interests if, with respect to such dissenting class, either (a) each holder of an interest of such class shall receive or retain on account of such interest property of a value equal to the greater of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled or the value of such interest, or (b) the holder of any interest that is junior to the interest of such class shall not receive or retain any property on account of such junior interest.

This fair and equitable standard, also known as the “absolute priority rule,” requires, among other things, that unless a dissenting unsecured class of claims or equity interests receives full compensation for its allowed claims or allowed interests, no holder of claims or interests in any junior class may receive or retain any property under the plan on account of such claims or interests. The Plan Proponents believe that if a non-consensual confirmation is necessary, the requirements for non-consensual confirmation will be met and the Plan will be confirmed despite its rejection by any impaired dissenting Class of Equity Interests.

The requirement that a plan not “discriminate unfairly” means, among other things, that a dissenting class must be treated substantially equally with respect to other classes of equal rank. The Plan Proponents believe that the Plan meets this requirement with respect to any Class of Equity Interests that might reject the Plan, because all Classes of Equity Interests are being treated the same.

3.	Best Interests Test

Notwithstanding acceptance of the Plan by each impaired Class, in order for the Plan to be confirmed the Bankruptcy Court must determine that the Plan is in the best interests of each holder of a Claim or Equity Interest in an impaired Class who has not voted to accept the Plan. Accordingly, if an impaired Class does not unanimously accept the Plan, the best interests test requires the Bankruptcy Court to find that the Plan provides for each holder of a Claim or Equity Interest in such Class to receive or retain on account of such Claim or Equity Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount each such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

In this case, the Debtors are liquidating. As a result, and by implication, constituents will receive under the Plan at least what they would otherwise receive if the Chapter 11 Cases were converted and the Debtors were liquidated in chapter 7.

II. BACKGROUND AND EVENTS LEADING UP TO CHAPTER 11

A.	ORGANIZATIONAL INFORMATION

The Debtors are publicly subscribed West Virginia limited partnerships which, as of the Petition Date, owned undivided working interests in oil and natural gas properties. The Debtors were organized and began operations with cash contributed by limited and additional general partners (collectively, the “Investor Partners”) and the managing general partner. These Investor Partners own approximately 70%-75% of each respective Debtor’s capital, or equity interests. PDC (PDC, collectively with the Investor Partners, the “Partners”), owns the remaining approximately 25%-30% of each respective Debtor’s capital or equity interests, and is the sole managing general partner of each of the Debtors. In the aggregate, the Debtors have over 8,500 limited partnership unit holders.

B.	THE DEBTORS’ BUSINESS AND OPERATIONS

The primary business of the Debtors, prior to the sale of their assets, was the operation and development of oil and natural gas properties and the appropriate allocation of cash proceeds, costs, and tax benefits among the Partners. Upon funding, each of the Debtors entered into a Drilling and Operating Agreement (the “Original Operating Agreements”) governing certain aspects of the Debtors’ oil and gas properties. The Debtors were also each a party to a joint operating agreement with PDC (the “JOA”), as operator for the Debtors. The Debtors utilized substantially all of the capital raised in their respective offerings for the initial drilling and completion of their wells. In accordance with the Debtors’ limited partnership agreements, the Investor Partners that held general partnership interests in each Debtor had such interests converted to limited partnership units upon the completion of the Debtors’ drilling activities. PDC remains the sole general partner for each of the Debtors.

PDC served as operator for each of the wells in which the Debtors had a working interest. PDC marketed and sold the oil and gas, paid all applicable operating expenses and royalty interest holders, and thereafter, allocated the net distributable income from each applicable well to the appropriate Debtor and other non-Debtor working interest holders. On behalf of each Debtor, PDC then distributed such Debtor’s net distributable income to each Debtor’s Partners. As of the Petition Date, the Debtors had no operations, no employees and no creditors (other than PDC, to whom the Debtors owe, in any given month, reimbursement for expenses incurred in connection with drilling activities).

C.	EVENTS LEADING TO THE CHAPTER 11 FILINGS AND SEC REPORTING DEFICIENCIES

As of the Petition Date, the Debtors were reporting companies with certain financial reporting obligations governed by the Securities Exchange Commission (the “SEC”). In the first quarter of 2005, PDC announced that certain errors existed in its financial statements relating to how certain derivative obligations were accounted for. As a result, previously-issued financials of PDC could not be relied upon. These same accounting methods were used by the limited partnerships for which PDC was the managing general partner, including the Debtors, resulting in such financials also being unreliable. PDC began to issue and pay for revised financials for the partnerships, beginning with the newest-formed partnerships, as requested by the SEC. As the Debtors were twelve of the oldest partnerships, PDC did not turn to their financials for several years. When it was time to restate the Debtors’ financials, PDC believed that the cost of becoming compliant exceeded the value of the Debtors’ assets and began analyzing options to resolve the noncompliance issues. The Debtors were non-compliant during this time period and have since been de-listed.

It would have cost the Debtors substantial time and resources to come into compliance with their SEC reporting obligations. In particular, and in addition to restating their prior financials (which would have been paid for by PDC), the Debtors would have each had to spend between $900,000.00 and $1 million to complete nine (9) years’ worth of audits (that is, from 2005 through and including 2013), quarterly reviews would then need to have been conducted and appropriate annual or quarterly filings made with the SEC. The expenditure of these sums would have significantly diluted recoveries to the Debtors’ respective Partners.

On July 26, 2013, PDC formally engaged Nicolaou to serve as the “Responsible Party” to the Debtors to analyze all options available to resolve the SEC compliance issues. Such options included analyzing all potential restructuring avenues (which included, but were not limited to bankruptcy) and serving as the authorized representative for each of the Debtors with authority to oversee the Debtors in determining the best course of action to resolve the SEC compliance issues. Such courses of action included overseeing all actions in connection with a potential bankruptcy filing, or an auction and sale of the Debtors’ assets.

Less than two months after her engagement agreement was executed, Nicolaou filed the Chapter 11 Cases to sell the Debtors’ remaining oil and gas interests, with the proceeds of sale to be paid to the Debtors’ Partners after the payment of administrative expense claims and any other allowed claims, in accordance with the absolute priority rule. There were effectively no creditors of the Debtors. The Debtors believed that as of the Petition Date, a public auction of their assets would maximize return to unit holders due to ripe market conditions and favorable values of oil and natural gas. The Debtors commenced these bankruptcy cases at this time to capitalize on such favorable market conditions and maximize return to the Investor Partners.

III. THE BANKRUPTCY FILINGS

The Debtors’ Chapter 11 Cases were commenced by the filing of voluntary chapter 11 petitions on September 16, 2013 (the “Petition Date”). The Chapter 11 Cases are pending in the Bankruptcy Court, under Jointly Administered Case No. 13-34773-HDH-11, before the Honorable Harlin D. Hale.

A.	POST-FILING ACTIVITIES

1.	Employment of Professionals

The Debtors engaged the following professionals in the Chapter 11 Cases: Gray Reed & McGraw, P.C. (“Gray Reed”) as counsel;2 Karen Nicolaou, the principal of Atropos Incorporated, as Responsible Party (the “Responsible Party”); and The Oil & Gas Asset Clearinghouse II, LLC (“Clearinghouse”) as auctioneer. The applications to retain Gray Reed, the Responsible Party and Clearinghouse were approved by the Bankruptcy Court on October 22, 2013.

2.	Equity Committee Formation

On November 27, 2013, an Ad Hoc Committee of Limited Partners (the “Ad Hoc Committee”) filed an Emergency Motion to Appoint an Official Committee of Limited Partners [Docket No. 135] and an Emergency Motion for Continuance of Auction Currently Set for December 11, 2013 [Docket No. 134]. The Bankruptcy Court held a hearing on an expedited basis on December 2, 2013, to consider the relief requested by the Ad Hoc Committee. At the expedited hearing, the Ad Hoc Committee requested that an official equity committee be appointed, and requested that the Bankruptcy Court delay the proposed auction to allow such equity committee to be appointed and to allow time for the committee to investigate the auction process and other alternatives. After evaluating the Ad Hoc Committee’s concerns, and without any objection from the Debtors or PDC, the Bankruptcy Court ordered the appointment of an equity committee and permitted the auction to proceed. On December 20, 2013, the Office of the United States Trustee formed the Equity Committee. The members of the Equity Committee are: Mark H. Misselbeck, Marilyn J. Wright and Joseph A. Bossetti. The Equity Committee engaged Gardere Wynne Sewell LLP (“Gardere”) as counsel by Bankruptcy Court order dated February 3, 2014.

The Equity Committee was appointed to exclusively represent the interests of the Investor Partners and to do its best to obtain the greatest return to the holders of Equity Interests. The Equity Committee has endeavored to maximize the value of the Debtors’ estates in the best interests, and for the benefit of, holders of the Class 4 Equity Interests. Immediately upon its official appointment, the Equity Committee began an investigation of PDC (discussed below).

[2]	Gray Reed & McGraw was formerly known as Looper Reed & McGraw. The firm name change became effective as of January 1, 2014.

3.	First Day Motions and Orders

(a)	Administrative and Procedural Matters

On the Petition Date, the Debtors filed several motions seeking the following administrative and procedural orders, each of which was entered by the Bankruptcy Court on September 20, 2013: (i) an order directing joint administration of the Chapter 11 Cases; and (ii) an order establishing certain notice procedures. An order extending the Debtors’ time to file their respective schedules and statements of financial affairs (the “Schedules and Statements”) was entered on October 1, 2013. The Schedules and Statements were filed on October 10, 2013, and amended on June 5, 2014 and again on June 30, 2014.

(b)	Business Related Matters

To smooth the transition into chapter 11 and ensure the continued operation of the business, the Debtors filed several motions relating to their on-going operations, which the Bankruptcy Court granted as follows: (i) an order authorizing continued use of cash management payment systems, bank accounts and business forms, entered on September 20, 2013; and (ii) an interim order authorizing the continued payment of net distributable income to Partners, entered on September 23, 2013 (the “Final Distribution Order”). A final order authorizing the payment of net distributable income to Partners was entered on October 9, 2013. The Debtors ceased making payments to Partners of 1996D, 1997D, 1998D, 2001B, 2001C and 2002A, because, according to PDC, those partnerships ran a deficit (i.e., expenses exceeded income) for some or all of September, October, November and December 2013. All of these Debtors’ Partners were provided with notice that distributions would be ceased until a chapter 11 plan was confirmed, as a result of the deficit. The deficits represent money allegedly owed to PDC for costs it incurred in operating the Debtors’ wells. The cessation of payments was consistent with the terms of the Final Distribution Order. According to PDC, the post-bankruptcy deficit for each applicable Debtor is as follows (collectively, the “Deficits”):

	1996D	1997D	1998D	1999D	2001B	2001C	2002A
Sept. 2013	$1,935.24	—	$742.71	—	$2,083.61	—	—

Oct. 2013	$9,615.10	$5,598.33	$2,608.25	—	—	—	$1,129.53

Nov. 2013	$14,906.54	$6,148.85	$5,220.69	—	—	$5,405.65	$1,521.48

Dec. 2013	$12,578.59	$11,087.50	$7,412.49	—	—	$1,790.11	$301.24

Jan. 2014	$10,800.08	$9,194.23	$5,531.25	—	$7,222.94	—	—

Feb. 2014	$7,416.87	$3,763.46	$4,830.05	$687.03	—	—	—

March 2014	$18,339.74	$12,403.23	$15,304.10	$3,711.74	—	—	—

TOTAL	$75,592.16	$48,195.60	$41,649.54	$4,398.77	$9,306.55	$7,195.76	$2,952.25

In the months of October, November and December 2013, 2001B ran a net surplus of $20,984.26, $9,928.96 and $7,096.78, respectively (a total of $38,010.00). Those amounts were deposited into 2001B’s bank account. The Equity Committee has not confirmed the accuracy of these amounts. Allowance and payment of the Deficits to PDC are subject to the Administrative Expense Claim process described herein and in the Plan.

4.	Sale Motions/JOA Motion

On September 27, 2013, the Debtors filed their Motion for Order Pursuant to 11 U.S.C. Section 363 and Fed. R. Bankr. P. 2002, 6004, and 9014 Authorizing and Approving (A) Bidding and Auction Procedures and Form and Manner of Sale Notice, and (B) Sale of Substantially all of the Debtors’ Assets Free and Clear of Liens, Claims, Interests and Encumbrances, as amended on October 10, 2013 (the “Auction Motion”), pursuant to which authorization was sought to conduct an auction for substantially all of the Debtors’ Wattenberg, Colorado, assets (the “Colorado Assets”). The Auction Motion applied to the following Debtors: 1999D, 2000B, 2000C, 2000D, 2001A, 2001B, 2001C, 2001D and 2002A. The Debtors also filed a motion to assume each of their respective JOAs with PDC (the “JOA Motion”).3 Pursuant to the Auction

[3]	The JOAs were entered into shortly before the Chapter 11 Cases were commenced, and amended and replaced the Original Operating Agreements.

Motion, the Debtors sought approval to sell the Colorado Assets at auction to be conducted by Clearinghouse on December 11, 2013. PDC acted as the “stalking horse” bidder for the Colorado Assets, with an aggregate minimum bid of $13,103,000. PDC’s bid was based on third party reserve reports prepared by a well-known petroleum engineering firm, and was subject to higher and better bids at the auction. PDC’s stalking horse bid guaranteed that the Debtors’ estates would receive at least $13,103,000 for the Colorado Assets. PDC was not entitled to any bidding protections.

Following a hearing, the Bankruptcy Court granted the Auction Motion and the JOA Motion by orders dated October 22, 2013.

Clearinghouse conducted the auction for the Colorado Assets on December 11, 2013. At the auction, PDC was the only bidder for the Colorado Assets for the reserve price ascribed to each lot. Following a hearing on December 12, 2013, the Bankruptcy Court approved the auction results, and the sale closed on December 31, 2013. After deducting Clearinghouse’s aggregate commission of $391,933.20, and marketing expenses of $12,753.60 (pro rated across each of the seller-Debtors based on each seller-Debtor’s gross sales as a proportion of the overall gross sales from the auction), the net aggregate amount received by the Debtors was $12,698,313.20, as follows:

Debtor	Gross Proceeds/Reserve Price	Commission	Advertisement/ Promo Reimbursement	Net Proceeds

1999D	$2,764,000.00	$79,815.67	$2,690.30	$2,681,494.03
2000B	$1,996,000.00	$57,638.23	$1,942.78	$1,936,418.99
2000C	$2,597,000.00	$74,993.23	$2,527.75	$2,519,479.02
2000D	$2,081,000.00	$60,092.77	$2,025.51	$2,018,881.72
2001A	$1,187,000.00	$34,276.85	$1,155.35	$1,151,567.81
2001B	$523,000.00	$15,102.60	$509.05	$507,388.34
2001C	$617,000.00	$17,817.03	$600.55	$598,582.42
2001D	$1,132,000.00	$32,688.62	$1,101.81	$1,098,209.57
2002A	$206,000.00	$19,508.20	$200.51	$186,291.29

TOTAL	$13,103,000.00	$391,933.20	$12,753.60	$12,698,313.20

On January 31, 2014, the Debtors filed their Motion for Order Pursuant to 11 U.S.C. Section 363 and Fed. R. Bankr. P. 2002, 6004, and 9014 Authorizing Sale of the Debtors’ Appalachia Assets Free and Clear of Liens, Claims, Interests and Encumbrances (the “Sale Motion”), seeking to sell their Appalachia Assets to Alliance Petroleum Corporation (“Alliance”). Alliance offered to purchase the Debtors’ Appalachia Assets for an aggregate purchase price of $1,997,436.00, as follows:

1996D:	$646,490.00	1998D:	$642,204.00
1997D:	$611,563.00	1999D:	$97,179.00

The Bankruptcy Court granted the Sale Motion by order dated March 4, 2014, and the sale closed on March 31, 2014.

Currently, the Debtors are in possession of the following Cash, as reflected in their most recent Monthly Operating Reports filed in the Chapter 11 Cases:

Debtor	Cash-per Sept. 2014 MOR
Eastern 1996D	$695,717.67
Eastern 1997D	$628,247.97
Eastern 1998D	$637,006.78
CO and PA 1999D	$2,525,346.41
Colorado 2000B	$1,819,764.54
Colorado 2000C	$2,290,560.87
Colorado 2000D	$1,836,038.67
Colorado 2001A	$1,123,533.85
Colorado 2001B	$567,221.54
Colorado 2001C	$606,319.81
Colorado 2001D	$1,035,314.35
Colorado 2002A	$241,866.32

TOTAL	$14,006,938.78

5.	The Equity Committee’s Investigation/PDC Lawsuit

Following its appointment on December 20, 2014, the Equity Committee sought discovery under Rule 2004 of the Federal Rules of Bankruptcy Procedure (“Rule 2004”) with respect to PDC. PDC and the Equity Committee on one hand, and the Debtors and the Equity Committee on the other, each agreed on the scope and timing of document production and related matters.

On February 3, 2014, the Bankruptcy Court entered an Agreed Order Granting the Official Committee of Equity Holders’ Unopposed Motion for Rule 2004 Examination of Karen Nicolaou [Docket No. 210] (the “Nicolaou 2004 Order”). On February 19, 2014, the Bankruptcy Court entered an Agreed Order Granting the Official Committee of Equity Holders’ Unopposed Motion for Rule 2004 Examination of PDC Energy, Inc. [Docket No. 220] (the “PDC 2004 Order”). Pursuant to the Nicolaou 2004 Order and the PDC 2004 Order, the Equity Committee propounded document requests and dates for deposition testimony of the Responsible Party and PDC’s corporate representative. According to the Equity Committee, it examined more than 5,000 documents produced by the Debtors and PDC. The Equity Committee took the sworn testimony of Nicolaou on June 24, 2014, and PDC’s corporate representative on June 26, 2014.

According to the Equity Committee, it: (i) analyzed the documents produced and testimony obtained to evaluate the Debtors’ potential causes of action against PDC and others;

(ii) undertook significant review and examination of publicly available documents and information; (iii) examined (a) real property records relating to the Debtors’ mineral interests, (b) public filings with the SEC, and (c) pleadings and related evidence filed in Schulein, et al. v. Petroleum Development Corporation, et al., Case No. SACV-11-1891 AG, pending in the United States District Court for the Central District of California (the “California Litigation”); (iv) conducted numerous interviews of third-party fact witnesses regarding assets of the Debtors, liabilities of the Debtors, the Debtors’ business operations, transactions between the Debtors and PDC, and other matters relevant to the administration of the Debtors’ Estates; and (v) evaluated applicable legal authorities for guidance on the facts uncovered through its investigation.

Based on the above, the Equity Committee believed that the Debtors’ Estates possessed viable causes of action against PDC, the Responsible Party, and other third parties. The Debtors deny that there are or were any valid causes of action against the Responsible Party. The Equity Committee met with the Responsible Party and the Debtors’ counsel on May 21, 2014 to present its preliminary findings from the investigation. The Equity Committee gave the Responsible Party written material it had prepared outlining the Debtors’ estates’ alleged causes of action against PDC, the applicable authorities supporting the same and the factual support for the same. As a result of that meeting, the Debtors made certain follow-up demands on PDC for the production of documents.

After listening to the Equity Committee and after undertaking additional fact finding, and based on further information already in the Debtors’ possession, the Debtors determined that there could be meritorious claims against PDC for breach of contract (partnership agreement) and breach of fiduciary duty. The Debtors, therefore, filed the action captioned Eastern 1996D Limited Partnership, et al. v. PDC Energy, Inc., Adv. No. 14-3080 on June 5, 2014, in the Bankruptcy Court (the “General Partner Litigation”), contending that PDC breached the Debtors’ partnership agreements and its fiduciary duties to the Debtors by, among other things, failing to transfer to the Debtors oil and gas leases acquired by PDC on the Debtors’ behalf.

PDC denied all of the allegations and filed a motion to dismiss the General Partner Litigation. The Debtors did not respond to that motion because all deadlines in the General Partner Litigation were abated pending further order of the Bankruptcy Court in connection with the Trustee Motion (discussed below).

The General Partner Litigation was resolved through three (3) days of mediation among the Debtors, PDC and the Equity Committee. The Plan embodies that settlement, which is discussed below.

6.	Motion to Appoint a Chapter 11 Trustee

On June 4, 2014, the Equity Committee filed a motion seeking the appointment of a chapter 11 trustee (the “Trustee Motion”). The Equity Committee based its Trustee Motion on what it perceived to be a conflict of interest between the Responsible Party and PDC, which the Equity Committee alleged was causing inexcusable hindrance to its investigation, and delay in its 2004 Examinations.

The Debtors believed that the Trustee Motion was lacking in merit, and responded accordingly. PDC also filed an objection to the Trustee Motion.

Following continued discovery (which included four (4) depositions), a four-day trial on the Trustee Motion was conducted in the Bankruptcy Court on July 14, 15, 17 and 18, 2014. Four witnesses testified and well over 100 exhibits were admitted into evidence.

By order dated July 29, 2014 (the “July 29 Order”), the Bankruptcy Court denied the Trustee Motion, but terminated the Debtors’ exclusive period, to allow third parties to file competing chapter 11 plans and disclosure statements no later than August 15, 2014. The Bankruptcy Court also ordered the Debtors, PDC and the Equity Committee to a mediation to attempt a global resolution of the General Partner Litigation and the Chapter 11 Cases. The Equity Committee appealed the Bankruptcy Court’s ruling on the Trustee Motion (the “Trustee Motion Appeal”), but due to the global settlement discussed below, the appeal has been abated pending confirmation of the Plan.

7.	Motion to Compel Disclosures by Andrews Kurth

On August 12, 2014, the Office of the United States Trustee filed a Motion to Compel Disclosure of Fees Paid to Attorneys with Andrews Kurth LLP [Docket No. 435] (the “Motion to Compel”). Particularly, the Motion to Compel seeks disclosure of fees, if any, paid from the Debtors’ Estates to Andrews Kurth in exchange for services Andrews Kurth rendered as a benefit to the Estates. Such fees would include those paid by PDC to Andrews Kurth, which PDC then surcharged the Debtors under its title as managing general partner. PDC has denied that any fees paid to Andrews Kurth were charged back to the Debtors. PDC and Andrews Kurth have filed an objection to the Motion and dispute that any disclosures are required. PDC and Andrews Kurth have alleged that the Debtors have not paid fees to Andrews Kurth, nor has PDC charged fees it paid to Andrews Kurth back to the Debtors. After an evidentiary hearing on October 28, 2014, the Bankruptcy Court denied the Motion to Compel, finding, among other things, that Andrews Kurth was never retained or paid (directly or indirectly) by the Debtors.

8.	Settlement of California Litigation

PDC is a defendant in a class action lawsuit between limited partners of other similarly situated oil and gas limited partnerships, defined above as the California Litigation. The plaintiffs in the California Litigation alleged that PDC breached its fiduciary duties as managing general partner and violated federal securities law, alleging that a proxy statement issued in connection with a proposed merger misrepresented or omitted the value of limited partnership assets, including the value of the limited partnerships’ oil and gas reserves. According to the limited partners in that case, the resulting mergers cashed out the limited partners at grossly unfair prices and thereby enriched PDC at the limited partners’ expense. PDC disputes all of the allegations in the California Litigation and any liability related to same.

The parties ultimately reached a settlement of the California Litigation. Under the proposed settlement agreement, the California Litigation will be dismissed with prejudice and all claims will be released. PDC’s settlement obligation consists of two components: first, an up-front cash payment by PDC of approximately $11.5 million and second, a transfer of interests, primarily net profit interests, in certain Wattenberg wells to be drilled in 2015 and 2016. Beginning in 2027, plaintiffs would have the right to require that PDC repurchase such interests. The proposed settlement remains subject to the satisfaction of various conditions, including but not limited to the following: negotiation and execution of the necessary agreements, including a formal settlement agreement relating to the net profit interests; funding to plaintiffs by PDC’s insurance carriers of $6 million in addition to the above PDC payment; preliminary approval by the court; and final court approval following notice to members of the class. See SEC Form 8-k filed by PDC with the SEC on September 19, 2014.

9.	Mediation and Global Settlement

As stated above, in the July 29 Order, the Bankruptcy Court ordered the Debtors, PDC and the Equity Committee to mediation. The parties selected the Honorable Leif Clark (Ret.) as mediator, and Judge Clark conducted a formal global mediation over three (3) days, on September 18 and 19, and October 6, 2014, and then informally mediated other details of the settlement for several weeks thereafter.

The Plan Proponents were able to reach a global resolution of their issues in the Chapter 11 Cases and the General Partner Litigation. A summary of the settlement terms, which are part and parcel of the Plan, are as follows, and the economic impact is summarized on Schedule A attached to this Disclosure Statement:

•	Within five (5) Business Days of confirmation of the Plan, PDC shall pay $7 million into escrow with the Debtors to be distributed to all unit holders other than PDC. Six million dollars ($6 million) shall be in full and final satisfaction of all claims that have been or could have been asserted in the General Partner Litigation, and a full release from the Debtors’ Estates (the “Estate Settlement Payment”). One million dollars ($1 million), shall be in consideration of third party releases under the Plan of direct claims by individual limited partnership unit holders (the “Direct Claim Settlement Payment”), who do not specifically opt-out of the third party release. On the Effective Date, the Estate Settlement Payment and the Direct Claim Payment shall be released from escrow to the Debtors’ Estates, to be distributed pursuant to the Plan.

•	The Direct Claim Settlement Payment will be distributed pro rata to all non-PDC unit holders who do not opt out of the third party release. All unit holders will be deemed to have released PDC from all direct claims, whether or not they vote to accept or reject the Plan and regardless of whether a Ballot is submitted. If any unit holder opts out of the third party release – by checking the opt out box on the Ballot – such unit holder will not receive its share of the Direct Claim Settlement Payment, and such amount will be forfeited back to PDC. Any unit holder who opts out will retain its potential claims against PDC. Any pursuit of such retained claims will be the individual responsibility of the unit holder, outside the purview of the Chapter11 Cases.

•	PDC shall waive the right to receive 50% of its distribution of the current cash on hand in respect of its Equity Interests in the Debtors, which shall in no case be less than $1.5 million (the “Waived Amount”). To the extent that the Waived Amount is less than $1.5 million, PDC shall, within five (5) Business Days following the Effective Date, pay the difference to the Debtors, such that the minimum consideration to the Debtors for the Waived Amount shall be no less than $1.5 million.

•	On the Effective Date, the General Partner Litigation shall be dismissed with prejudice, and the Equity Committee’s Trustee Motion Appeal shall be dismissed with prejudice.

The Plan, thus, embodies the settlement described above, and confirmation of the Plan will put to rest all disputes and potential disputes among the Debtors’ Estates, the Equity Committee, unit holders who do not opt out of the release, and PDC. The above description of the global settlement is a summary only; the actual terms of the settlement are set forth at length in the Plan, and control.

B.	EXCLUSIVITY

Prior to July 29, 2014, the Debtors had the exclusive right to file a chapter 11 plan of reorganization until the conclusion of the hearing on this Disclosure Statement, and the exclusive right to solicit acceptances thereof until the conclusion of the Confirmation Hearing. However, exclusivity was terminated in the July 29 Order, permitting other third parties to file competing chapter 11 plans no later than August 15, 2014. The Debtors, PDC and the Equity Committee each filed chapter 11 plans on August 15, 2014 (the “Original Plans”). In light of the global settlement, however, the Original Plans will be withdrawn, and this Plan is now the one and only Plan proposed for confirmation and, as stated earlier, is proposed jointly by the Debtors, PDC and the Equity Committee.

A hearing on confirmation of the Plan is scheduled for December 15, 2014 at 9:00 a.m. prevailing Central Time.

C.	BAR DATES

As previously set forth, the Bar Date for all creditors of the Debtors, except Governmental Units was January 20, 2014. The Bar Date for Governmental Units was March 15, 2014.

Under section 2.1 of the Plan, requests for payment of Administrative Expense Claims arising prior to the Effective Date must be filed within thirty (30) days after the Effective Date. Professional Persons holding Fee Claims must also file such Claims within thirty (30) days after the Effective Date.

D.	CLAIMS AGAINST THE DEBTORS

1.	In General

No proofs of claim were filed against the Debtors’ Estates. However, the Debtors’ records reflect the following Claims against their respective Estates, in the aggregate:

Secured Claims:	$0.00

Priority Tax Claims:	$0.00

Priority Non-Tax Claims:	$0.00

General Unsecured Claims:	$0.00

2.	Secured and Unsecured Claims

The Debtors do not believe that they have any secured or unsecured creditors. No proofs of claim have been filed against any of the Debtors. PDC was scheduled as having a Secured Claim against each Debtor for costs incurred in operating the Debtors’ wells in the months immediately preceding the bankruptcy filings. However, these costs were netted out against the proceeds from the post-petition sale of hydrocarbons, pursuant to the terms of the Final Distribution Order. As a result, these Claims were satisfied in the ordinary course.

3.	Administrative Expense Claims

As September 30, 2014, there are approximately $1,124,000 in unpaid Administrative Expense Claims. These amounts are comprised of the following:

•	Approximately $190,000 payable to PDC on account of the Deficits; [4]

•	Approximately $85,000 in unpaid fees and expenses for the Responsible Party.

•	Approximately $372,000 in unpaid legal and advisory fees and expenses for the Debtors’ professionals; and

•	Approximately $477,000 in unpaid legal and advisory fees and expenses for Equity Committee professionals.

These amounts will increase by the Confirmation Date. Under the Plan, Allowed Administrative Expense Claims will be paid in full on the Effective Date. Requests for payment of Administrative Expense Claims (including PDC) must be filed no later than thirty (30) days following the Effective Date, unless an earlier date is set by separate Bankruptcy Court order. The Plan provides for an Administrative Reserve of $1.5 million to cover these costs.

4.	Priority Non-Tax Claims

The Debtors believe that, as of the Confirmation Date, there will be $0.00 owing in respect of Priority Non-Tax Claims. To the extent any Priority Non-Tax Claims are ultimately Allowed, however, such Claims will be paid in full under the Plan.

[4]	Pursuant to the global settlement, PDC is required to file a request for payment of its Administrative Expense Claim, pursuant to section 503(b) of the Bankruptcy Code. Parties in interest, including the Equity Committee, may object to such claim.

5.	Priority Tax Claims

The Debtors believe that, as of the Confirmation Date, there will be $0.00 owing in respect of Priority Tax Claims. To the extent any Priority Tax Claims are ultimately Allowed, however, such Claims will be paid in full on the Effective Date of the Plan.

IV. THE PLAN

As stated earlier, the Plan embodies the global settlement previously described, among the Debtors, the Equity Committee and PDC, and contemplates a liquidation of the Debtors by distributing all Cash on hand and to be received, after payment of all Allowed Administrative Expense Claims, Priority Tax Claims, Priority Non-Tax Claims, Secured Claims and General Unsecured Claims. On the Effective Date of the Plan, $1.5 million will be placed in an Administrative Reserve, for payment of Allowed Administrative Expense Claims against the Debtors and the costs and expenses of winding down the Debtors’ Estates. The remaining amount of Cash on hand will be distributed to equity holders as the Initial Distribution; provided however, that unit holders who opt out of the third party release set forth in the Plan will not receive their share of the $1 million Direct Claim Settlement Payment, and that PDC shall receive no portion of the Direct Claim Settlement Payment or the Estate Settlement Payment (other than any amounts of the Direct Claim Settlement Payment that are forfeited and returned to PDC). Any amounts remaining with the Debtors after all Administrative Expense Claims have been paid, and all costs and expenses of winding down the Debtors’ Chapter 11 Cases have been paid, will be paid to the Debtors’ Partners. Set forth below is the treatment of each class of Claims and Equity Interests and the consideration to be paid to each member of each class under the Plan. The treatment and payment of Administrative Expense Claims are also discussed.

A.	CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

1.	Class 1: Priority Non-Tax Claims

Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a different treatment, each holder of an Allowed Priority Non-Tax Claim against a Debtor will be paid in full in Cash from the applicable Debtor on (or as soon as reasonably practicable after) the later of the Effective Date of the Plan or fifteen (15) days after such Priority Non-Tax Claim becomes Allowed. The holders of Priority Non-Tax Claims are unimpaired, deemed to accept the Plan, and not entitled to vote thereon.

2.	Class 2: Secured Claims

On the Effective Date (or as soon as reasonably practicable thereafter), each holder of an Allowed Secured Claim against a Debtor shall, at the Debtors’ option, receive one of the following treatments: (i) payment in full in Cash from the applicable Debtor; (ii) delivery of the collateral securing such Allowed Secured Claim; or (iii) other treatment that renders such Allowed Secured Claim unimpaired.

Holders of Secured Claims are unimpaired, deemed to accept the Plan, and not entitled to vote thereon.

3.	Class 3: General Unsecured Claims

Except to the extent that a holder of an Allowed General Unsecured Claim against a Debtor agrees to a different treatment, each holder of an Allowed General Unsecured Claim against a Debtor shall be paid in full in Cash from the applicable Debtor on (or as soon as reasonably practicable after) the Effective Date or fifteen (15) days after such General Unsecured Claim becomes Allowed.

Holders of General Unsecured Claims are unimpaired, deemed to accept the Plan, and not entitled to vote thereon.

4.	Class 4: Equity Interests

Except to the extent that a holder of an Allowed Equity Interest in a Debtor agrees to a different treatment, each holder of an Allowed Equity Interest in a Debtor shall receive, in one or more distributions upon and after the Effective Date, or at such other time set forth in the Plan, its Pro Rata share of any Cash remaining with the applicable Debtor after (i) payment of Allowed Administrative Expense Claims, Allowed Priority Claims, and Allowed Claims in Classes 1, 2, and 3 against the applicable Debtor and (ii) funding of the Administrative Reserve. The timing of distributions to holders of Allowed Equity Interests shall be as set forth in section 7.1(b) of the Plan. No portion of the Estate Settlement Payment, the Direct Claim Settlement Payment or the Waived Amount shall be paid to PDC, except as otherwise provided in section 6.2(b) of the Plan.

Holders of Equity Interests are impaired and entitled to vote to accept or reject the Plan.

Schedules B and C attached to this Disclosure Statement sets forth various metrics for each partnership unit. The aggregate cash return for each holder of a limited partnership unit under the Plan from inception of the partnership in question through Plan distributions, ranges from 57.6% to 135.8%, as set forth previously on page 3. The information contained in Schedules B and C is derived from information and calculations maintained by PDC in the ordinary course of business.

B.	ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

The Bankruptcy Code requires that all Administrative Expense Claims against the Debtors’ Estates be paid in full in cash on the Effective Date of the Plan, unless the holder of such a Claim agrees to a different treatment. Administrative Expense Claims and Priority Tax Claims are not classified under the Plan. Except to the extent the holder of an Administrative Expense Claim has agreed to a different treatment, each such holder shall receive Cash in full payment of the Allowed amount of such Administrative Expense Claim on the later of (i) the Effective Date or (ii) fifteen (15) days after a Bankruptcy Court order allowing such Administrative Expense Claim has been entered. Except to the extent that a holder of a Priority Tax Claim has agreed to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, on the Effective Date, Cash in an amount equal to the Allowed amount of such Claim.

To the extent interest is required to be paid on any Priority Tax Claim, the rate of such interest shall be the rate determined under applicable nonbankruptcy law, as set forth in section 511 of the Bankruptcy Code. To the extent the holder of an Allowed Priority Tax Claim has a Lien on the Debtors’ property, such Lien shall remain in place until such Allowed Priority Tax Claim has been paid in full. On and after the Effective Date, the Debtors will pay (or reserve for) all ad valorem property taxes (if any) as they become due in the ordinary course.

Pursuant to section 2.1 of the Plan, holders of Administrative Expense Claims arising from the Petition Date through the Effective Date, other than Professional Persons holding Fee Claims, must file with the Bankruptcy Court a request for payment of such Claims within thirty (30) days after the Effective Date, unless an earlier date has been set by separate order of the Bankruptcy Court. Pursuant to section 2.2 of the Plan, Professional Persons holding Fee Claims that have not been the subject of a final fee application and accompanying Bankruptcy Court order shall similarly file a final application for payment of fees and reimbursement of expenses no later than the date that is thirty (30) days after the Effective Date.

C.	IMPLEMENTATION OF THE PLAN

1.	Plan Funding/Distributions

As stated earlier, the Plan contemplates that all of the Debtors’ Cash on hand, and all Cash received in connection with the settlement of the General Partner Litigation, will be paid to the holders of Allowed Claims and Allowed Equity Interests, subject to funding the Administrative Reserve, on the terms set forth in the Plan. The Initial Distribution will be made on the Effective Date and subsequent interim distributions may be made as and when the Responsible Party deems appropriate based on the progress of closing down the Chapter 11 Cases. After all costs and expenses of closing down the Chapter 11 Cases have been paid, a final distribution will be made to holders of Allowed Claims and Allowed Equity Interests. It is anticipated that the bulk of the funds will be distributed prior to December 31, 2014.

All distributions under the Plan shall be made from Cash on hand as of the Effective Date and all Cash subsequently received by the Debtors, if any.

2.	Release of Liens

Except as otherwise provided in the Plan, upon the occurrence of the Effective Date, any Lien securing a Secured Claim shall be deemed released, and the holder of such Secured Claim shall be authorized and directed to release any Collateral or other property of the Debtors (including any Cash collateral) held by such holder and to take such actions as may be requested by the Responsible Party to evidence the release of such Lien, including the execution, delivery and filing or recording of releases. As of the Effective Date, the Responsible Party shall be authorized to file on behalf of holders of Secured Claims form UCC-3s or such other forms as may be necessary to implement the provisions of section 6.3 of the Plan.

3.	Settlement of General Partner Litigation.

The Debtors, PDC and the Equity Committee have reached a global resolution of their issues in these Chapter 11 Cases and in the General Partner Litigation, as set forth below.

(a) Settlement of Estate Claims Against PDC. Within five (5) Business Days of the Confirmation Date, PDC shall pay the Estate Settlement Payment into escrow with the Debtors. On the Effective Date, in full and final satisfaction and release of the claims asserted against PDC in the General Partner Litigation, and any and all other Causes of Action that could be or could have been asserted against PDC, (i) the Estate Settlement Payment shall be released from escrow to the Debtors’ Estates, to be distributed pursuant to this Plan, and (ii) PDC shall forego the distributions to which it is entitled under the Plan on account of its Equity Interests by the Waived Amount. No portion of the Estate Settlement Payment or the Waived Amount shall be distributed to PDC.

(b) Settlement of Direct Claims Against PDC. Within five (5) Business Days of the Confirmation Date, PDC shall pay the Direct Claim Settlement Payment into escrow with the Debtors. On the Effective Date, in full and final satisfaction and release of any and all Causes of Action that could be asserted against PDC by the holder of an Equity Interest in the Debtors, the Direct Claim Settlement Payment shall be released from escrow to the Debtors’ Estates. All unit holders will be deemed to have released PDC from all direct claims, whether or not they vote to accept or reject the plan and regardless of whether a Ballot is submitted. INACTION BY HOLDERS OF EQUITY INTERESTS WILL BE DEEMED AS A RELEASE OF ALL CLAIMS AGAINST PDC. THE ONLY WAY TO RETAIN YOUR CAUSES OF ACTION AGAINST PDC (IF ANY) IS TO CHECK THE OPT-OUT OPTION ON THE BALLOT AND TIMELY RETURN THE BALLOT IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE BALLOT. If any unit holder opts out of the third party release – by checking the opt out box on the Ballot – such unit holder will not receive its share of the Direct Claim Settlement Payment, and such amount will be forfeited back to PDC. Any unit holder who opts out will retain its potential claims against PDC. Any pursuit of such retained claims will be the individual responsibility of the unit holder, outside the purview of the Chapter 11 Cases. The Direct Claim Settlement Payment shall be distributed Pro Rata to the holders of Equity Interests in the Debtors who have not checked the box on the Ballot to opt out of the third party release provided for in section 11.4 of the Plan. Any holder of an Equity Interest who has checked the box on the Ballot to opt out of the third party release shall be deemed to have forfeited its right to its share of the Direct Claim Settlement Payment. To the extent any Equity Interest holder opts out of the third party release and forfeits its right to a share of the Direct Claim Settlement Payment, such forfeited amount shall be returned to PDC. Other than such forfeited amounts, no portion of the Direct Claim Settlement Payment shall be distributed to PDC.

(c) Dismissal of Trustee Motion Appeal. Within five (5) Business Days of the Confirmation Date, the Equity Committee shall tender a notice of dismissal with prejudice of the Trustee Motion Appeal into escrow with the Debtors. On the Effective Date, simultaneous with the release of the Estate Settlement Payment and the Direct Claim Settlement Payment from escrow, the notice of dismissal shall be released from escrow and immediately filed with the U.S. District Court for the Northern District of Texas, Dallas Division, presiding over the Trustee Motion Appeal. If the Effective Date does not occur, the Equity Committee may reopen the Trustee Motion Appeal for further proceedings.

(d) Dismissal of General Partner Litigation. The General Partner Litigation shall continue to be abated pending entry of the Confirmation Order. On the Effective Date, simultaneous with the release of the Estate Settlement Payment and the Direct Claim Settlement Payment, the Debtors shall file a voluntary stipulation of dismissal of the General Partner Litigation with prejudice.

4.	Cancellation of Limited Partnership Agreements and Equity Interests.

Upon the Effective Date, each Debtors’ Limited Partnership Agreement, and the Equity Interests in each Debtor, shall be of no further force or effect, and the obligations of the Debtors thereunder shall be deemed satisfied in full and discharged; provided, however, that such Limited Partnership Agreements and Equity Interests shall continue in effect for the sole purpose of allowing the Debtors to wind-up their respective Estates and implement the terms of the Plan. Upon the Effective Date, Equity Interests in the Debtors shall represent nothing more than an Equity Interest holder’s right to a Pro Rata distribution of Cash on hand from the respective Debtor, without any other or further rights of any kind. Any and all trading in the Debtors’ Equity Interests shall cease and desist on the Effective Date, and no further transfers of Equity Interests shall be of any force or effect, nor shall any transfers be recognized by the Debtors or PDC for any purpose.

5.	Dissolution of Statutory Committees and Cessation of Fee and Expense Payments.

The Equity Committee, and any other statutory committee, appointed in the Debtors’ Chapter 11 Cases shall be dissolved on the Effective Date. Neither the Debtors nor the Responsible Party shall be responsible for paying any fees or expenses incurred by the Equity Committee (or any other committee) after the Effective Date; provided, however, that the Equity Committee shall nonetheless have post-Effective Date standing to object to Administrative Expense Claims and Fee Claims, and shall be entitled to file a Fee Claim for amounts related thereto, subject to the rights of any party-in-interest to object to such Fee Claim.

6.	Partnership Actions.

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects. All matters provided for in the Plan involving the partnership structure of the Debtors and any partnership action required by the Debtors or PDC in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by any holders of Equity Interests, PDC or the Responsible Party. On or (as applicable) prior to the Effective Date, the Responsible Party and PDC, as appropriate and applicable, shall be authorized and directed to issue, execute and deliver the agreements, documents, and instruments contemplated by the Plan, and otherwise take any and all such actions necessary or desirable to effect the transactions contemplated by the Plan. Such authorizations and approvals shall be effective notwithstanding any requirements under non-bankruptcy law.

V. ADDITIONAL PROVISIONS AND EFFECT OF THE PLAN

A.	LEGAL EFFECT OF THE PLAN

1.	Exculpations

Neither the Debtors, the Disbursing Agent, the Responsible Party, PDC, the Equity Committee, nor any of their respective present or former members, managers, officers, directors, employees, equity holders, partners, affiliates, funds, advisors, attorneys or agents, or any of their predecessors, successors or assigns, shall have or incur any liability to any holder of a Claim or an Equity Interest, or any other party-in-interest, or any of their respective agents, employees, equity holders, partners, members, affiliates, funds, advisors, attorneys or agents, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the administration of the Chapter 11 Cases, the negotiation and pursuit of approval of the Disclosure Statement, the preparation of the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the funding of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, and shall be deemed to have acted in good faith in connection therewith and entitled to the protections of section 1125(e) of the Bankruptcy Code. Notwithstanding anything to the contrary contained in the Plan, section 11.2 of the Plan shall not exculpate any party from any liability based upon gross negligence or willful misconduct.

2.	Releases by the Debtors

On the Effective Date, effective as of the Confirmation Date, the Debtors shall release and be permanently enjoined from any prosecution or attempted prosecution of any and all claims, obligations, suits, judgments, damages, rights, remedies, causes of action and liabilities of any nature, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, matured or unmatured, contingent or non-contingent, existing or hereafter arising, in law, equity or otherwise, including any claims or causes of action under Chapter 5 of the Bankruptcy Code or other applicable law which they have or may have against any of their respective members, managers, officers, directors, employees, partners, affiliates, funds, advisors, attorneys or agents, the Responsible Party, PDC, the Equity Committee, and each of their respective members, managers, officers, directors, employees, partners, affiliates, funds, advisors, attorneys, agents and representatives and their respective property.

3.	Third Party Releases

Upon the Effective Date, except as otherwise provided in the Plan and except for the right to enforce the Plan, all Persons who are entitled, directly or indirectly, to receive a distribution under the Plan, and who have not specifically opted out of this release on the Ballot, shall be deemed to forever release, waive and discharge the Debtors, the Post-Confirmation Debtors, the Responsible Party, PDC, the Equity Committee, and each of their respective constituents, principals, officers, directors, employees, members, managers, partners, affiliates, agents, representatives, attorneys, professionals, advisors, affiliates, funds, successors, predecessors, and assigns of and from any and all Liens, Claims, obligations, suits, judgments, damages, rights, remedies, causes of action, liabilities, encumbrances, security interests, Equity Interests or charges of any nature or description whatsoever relating to the Debtors, the Chapter 11 Cases or affecting property of the Debtors’ Estates, whether known or unknown, discovered or undiscovered, scheduled or unscheduled, contingent, fixed, unliquidated or disputed, matured or unmatured, contingent or noncontingent, senior or subordinated, whether assertable directly or derivatively by, through, or related to the Debtors, against successors or assigns of the Debtors and the individuals and entities listed above, whether at law, in equity or otherwise, based upon any condition, event, act, omission, occurrence, transaction or other activity, inactivity, instrument or other agreement of any kind or nature occurring, arising or existing prior to the Effective Date in any way arising out of, relating to or connected with the operation of the Debtors’ businesses or the Chapter 11 Cases, all regardless of whether (a) a proof of Claim or Equity Interest has been filed or is deemed to have been filed, (b) such Claim or Equity Interest is Allowed or (c) the holder of such Claim or Equity Interest has voted to accept or reject the Plan, except for willful misconduct or gross negligence.

4.	Injunction and Stay

(a) Except as otherwise expressly provided in the Plan, all Persons or entities who have held, hold, or may hold Claims against or Equity Interests in any Debtor are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against any Post-Confirmation Debtor or other entity released, discharged or exculpated hereunder, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any Post-Confirmation Debtor with respect to any such Claim or Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against any Post-Confirmation Debtor, or against the property or interests in property of any Post-Confirmation Debtor, as applicable with respect to any such Claim or Equity Interest, (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any Post-Confirmation Debtor, or against the property or interests in property of any Post-Confirmation Debtor with respect to any such Claim or Equity Interest, and (v) pursuing any Claim released pursuant to section 11.4 of the Plan.

(b) Unless otherwise provided, all injunctions or stays arising under or entered during the Debtors’ Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

5.	Revesting of Assets

Upon the Confirmation Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ Estates, including Causes of Action, shall vest in the Post-Confirmation Debtors as set forth in the Plan, free and clear of all Claims, Liens, encumbrances, charges and other interests, except as otherwise provided in the Plan.

B.	CONDITIONS PRECEDENT TO EFFECTIVE DATE

1.	Conditions to Confirmation

Confirmation of the Plan shall not occur, and the Confirmation Order shall not be entered, until each of the following conditions precedent have been satisfied or waived:

(a) An order, finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code shall have been entered; and

(b) The Confirmation Order shall be in a form and substance satisfactory to the Debtors, PDC and the Equity Committee.

2.	Conditions to Effective Date

The Effective Date of the Plan shall not occur until each of the following conditions precedent have been satisfied or waived:

(a) The clerk of the Bankruptcy Court shall have entered the Confirmation Order in the Chapter 11 Cases and there shall not be a stay or injunction (or similar prohibition) in effect with respect thereto;

(b) The Estate Settlement Payment, the Direct Claim Settlement Payment, and the Equity Committee’s notice of dismissal of the Trustee Motion Appeal shall have been placed into escrow with the Debtors; and

(c) All other actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Plan (if any) shall have been executed and delivered by the parties thereto, and, in each case, all conditions to their effectiveness shall have been satisfied or waived as provided in the Plan.

Within five (5) Business Days of the Effective Date, the Debtors shall file a notice of the occurrence of the Effective Date and serve the same on holders of Equity Interests. The Debtors may serve such notice simultaneously with the Initial Distribution under the Plan.

3.	Waiver of Conditions to Effective Date

Any of the foregoing conditions (with the exception of the conditions set forth in sections 10.1(b) and 10.2(a) of the Plan) may be waived by agreement of the Debtors, PDC and the Equity Committee without notice to or order of the Bankruptcy Court. The failure to satisfy or waive any condition may be asserted by the Debtors, PDC and the Equity Committee regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors, PDC and the Equity Committee). The failure of the Debtors, PDC and the Equity Committee to exercise any of the foregoing rights shall not be deemed a waiver of any other rights and each such right will be deemed an on-going right that may be asserted at any time.

4.	Effect of Failure of Conditions; Reservation of Rights

If the foregoing conditions have not been satisfied or waived in the manner provided in sections 10.2 and 10.3 of the Plan, then (i) the Confirmation Order shall be of no further force or effect; (ii) no distributions under the Plan shall be made; (iii) the Debtors and all holders of Claims against and Equity Interests in the Debtors shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; (iv) all of the Debtors’ obligations with respect to the Claims and Equity Interests shall remain unaffected by the Plan; (v) nothing contained in the Plan shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors; and (vi) the Plan shall be deemed withdrawn. Upon such occurrence, the Debtors shall file a written notification with the Bankruptcy Court and serve it on the parties appearing on the limited service list maintained in the Chapter 11 Cases.

The Plan shall have no force or effect unless and until the Effective Date occurs. Prior to the Effective Date, none of the filing of the Plan, any statement or provision contained in the Plan, or action taken by the Debtors, PDC or the Equity Committee with respect to the Plan shall be, or shall be deemed to be, an admission or waiver of any rights of any of the Debtors, PDC, the Equity Committee or any other party with respect to any Claims or Equity Interests or any other matter.

C.	MODIFICATION OR REVOCATION OF THE PLAN; SEVERABILITY

Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, alterations, amendments or modifications of the Plan may be proposed in writing by the Debtors with the agreement of PDC and the Equity Committee, at any time prior to or after the Confirmation Date. Holders of Claims and Equity Interests that have accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, or modified; provided, that any holders of Claims and Equity Interests who were deemed to accept the Plan because such Claims and Equity Interests were unimpaired shall continue to be deemed to accept the Plan only if, after giving effect to such amendment or modification, such Claims and Equity Interests continue to be unimpaired.

If the Bankruptcy Court determines that any provision of the Plan is unenforceable either on its face or as applied to any Claim or Equity Interest, the Debtors may modify the Plan in accordance with section 13.4 thereof so that such provision shall not be applicable to the holder of any Claim or Equity Interest. Any determination of unenforceability shall not (i) limit or affect the enforceability and operative effect of any other provisions of the Plan; or (ii) require the resolicitation of any acceptance or rejection of the Plan unless otherwise ordered by the Bankruptcy Court.

D.	RETENTION OF BANKRUPTCY COURT JURISDICTION

Following the Confirmation Date, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Debtors’ Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

(a) To hear and determine pending applications for the assumption, assignment or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom;

(b) To determine any and all adversary proceedings, applications, and contested matters in the Chapter 11 Cases and grant or deny any application involving the Debtors that may be pending on the Effective Date or that are retained and preserved by the Debtors under section 11.6 of the Plan;

(c) To ensure that distributions to holders of Allowed Claims and Allowed Equity Interests are effected as provided in the Plan;

(d) To hear and determine any timely objections to Administrative Expense Claims or to proofs of Claim and Equity Interests, including any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Disputed Equity Interest, in whole or in part;

(e) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

(f) To take any action and issue such orders as may be necessary to construe, enforce, implement execute and consummate the Plan or maintain the integrity of the Plan following consummation;

(g) To consider any amendments to or modifications of the Plan, or to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

(h) To hear and determine all requests for payment of Fee Claims;

(i) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, the documents that are ancillary to and aid in effectuating the Plan or any agreement, instrument, or other document governing or relating to any of the foregoing;

(j) To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including the expedited determination of taxes under section 505(b) of the Bankruptcy Code);

(k) To hear any other matter not inconsistent with the Bankruptcy Code;

(l) To hear and determine all disputes involving the existence, scope, and nature of the exculpations and releases granted under sections 11.2, 11.3 and 11.4 of the Plan;

(m) To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the Plan; and

(n) To enter a final decree(s) closing the Chapter 11 Cases.

E.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES

1.	Rejection of Contracts and Leases

Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date, each Debtor shall be deemed to have rejected each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed, assumed and assigned or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to assume, assume and assign, or reject filed by the Debtors on or before the Confirmation Date. The Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date. For the avoidance of doubt, the JOAs previously assumed by the Debtors have either been terminated or merged out of existence by their terms, as a result of the prior sales of the Debtors’ assets. As a result, the JOAs are no longer obligations of the Debtors or their respective estates, and neither the Debtors nor their estates shall have any liability in connection therewith; provided, however, that PDC may file an Administrative Expense Claim with respect to the Deficits, whether arising under the JOAs or otherwise.

Unless otherwise specified, each executory contract and unexpired lease shall include any and all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease.

2.	Rejection of Contracts and Leases and Rejection Claims

All Claims arising out of the rejection of executory contracts and unexpired leases (if any) must be served upon the applicable Debtor and its counsel within thirty (30) days after the earlier of (i) the date of entry of an order of the Bankruptcy Court approving such rejection or (ii) the Effective Date. Any Claims not filed within such time shall be forever barred from assertion against the Debtors, their Estates and their property.

F.	DISTRIBUTIONS UNDER THE PLAN

1.	Date and Manner of Distributions

Unless otherwise provided in the Plan, any distributions and deliveries to be made under the Plan shall be made on the Effective Date or as soon as practicable thereafter. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

Subject to the funding of the Administrative Reserve, the Initial Distribution shall be made by the Disbursing Agent to holders of Allowed Class 4 Equity Interests, on the Effective Date (or as soon as practicable thereafter). Thereafter, additional interim distributions shall be made to holders of Allowed Class 4 Equity Interests, as and when the Responsible Party deems appropriate, on a Pro Rata basis based upon the amount of Cash on hand attributable to each Debtor, but subject to appropriate funding for the Administrative Reserve. After all remaining costs of administration have been reserved for or paid, the Disbursing Agent shall make a final distribution to holders of Allowed Class 4 Equity Interests. If the final distribution will be in an amount less than $15 to any holder of an Allowed Class 4 Equity Interest, the Disbursing Agent shall donate such sums to the Anthony H. N. Schnelling Endowment Fund maintained by the American Bankruptcy Institute, to assist in the provision of resources for research and education.

2.	Disbursing Agent

The Initial Distribution to be made to holders of Allowed Claims and Allowed Equity Interests, subject to the funding of the Administrative Reserve, shall be made by the Disbursing Agent. The Disbursing Agent shall not be required to give any bond, surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. All further distributions under the Plan after the Initial Distribution shall be made by the Disbursing Agent (upon direction from the Responsible Party, if the Responsible Party is not the Disbursing Agent).

3.	Means of Payment

Payments made pursuant to the Plan shall be in Cash.

4.	Record Date for Distributions

At the close of business on the Distribution Record Date, the transfer ledgers or registers for the Debtors’ existing Equity Interests shall be closed, and there shall be no further changes in the record holders of such Equity Interests. The Debtors and the Disbursing Agent shall have no obligation to recognize any transfer of any of the foregoing occurring after the Distribution Record Date, and shall be entitled instead to recognize for all purposes hereunder, including to effect distributions hereunder, only those record holders stated on the transfer ledgers or registers maintained by the Debtors and PDC as of the close of business on the Distribution Record Date.

5.	Recipients of Distributions

All distributions to holders of Allowed Claims and Allowed Equity Interests under the Plan shall be made to the holder of the Claim or Equity Interest as of the Distribution Record Date. Changes as to the holder of a Claim or Equity Interest after the Distribution Record Date shall only be valid and recognized for distribution if notice of such change is filed with the Bankruptcy Court, in accordance with Bankruptcy Rule 3001 (if applicable) and served upon the Debtors, PDC and their respective counsel.

6.	Delivery of Distributions

Subject to Bankruptcy Rule 9010, all distributions under the Plan shall be made at the address of each holder of an Allowed Claim or Allowed Equity Interest as set forth in the books and records of the Debtors and PDC, unless the applicable Debtor or PDC has been notified in writing of a change of address. If any distribution to the holder of an Allowed Claim or Allowed Equity Interest is returned as undeliverable, no further distributions to such holder shall be made unless and until the Debtors or PDC are notified of such holder’s then-current address, at which time all missed distributions shall be made to such holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one hundred eighty (180) days after the date of the distribution in question. After such 180th day, and notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary (i) all unclaimed property or interest in property in respect of the distribution in question shall revert to the respective Debtor from which it came and thereafter be distributed Pro Rata to the holders of that Debtor’s Allowed Claims and Allowed Equity Interests in accordance with the terms of the Plan, and (ii) the Claim or Equity Interest of any holder with respect to such unclaimed property or interest in property shall be discharged and forever barred.

7.	Time Bar to Payments

Checks issued by the Disbursing Agent under the Plan shall be null and void if not negotiated within one hundred eighty (180) days after the date of issuance. Requests for reissuance of any check shall be made in writing directly to the Disbursing Agent by the person to whom such check was originally issued. Any request for re-issuance of a voided check must be made on or before the end of the 180-day period referenced in section 7.14 of the Plan. After such 180-day period, if no request for re-issuance of a voided check was timely made, such amounts shall constitute unclaimed property and be treated in accordance with section 7.7 of the Plan, and all Claims or Equity Interests in respect of such void checks shall be discharged and forever barred.

8.	No Postpetition Interest

Unless otherwise specifically provided for in the Plan or in the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims or Equity Interests, and no holder of a Claim or Equity Interest shall be entitled to interest accruing on or after the Petition Date.

9.	Withholding and Reporting Requirements

In connection with the Plan and all instruments issued under the Plan, any party issuing any instrument or making any such distribution under the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim or Allowed Equity Interest that is entitled to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any applicable tax obligations, including income, withholding and other tax obligations, on account of such distribution. Any party issuing any instrument or making any distribution under the Plan to any holder of any Allowed Claim or Allowed Equity Interest has the right, but not the obligation, to not issue such instrument or make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

10.	Setoffs and Recoupment

The Debtors may, but shall not be required to, setoff against or recoup from any Claim or Equity Interest any rights to payment that any of the Debtors may have against the holder of such Claim or Equity Interest. Neither the failure of the Debtors to setoff or recoup, nor the Allowance of any Claim or Equity Interest shall constitute a waiver or release by any of the Debtors of any right to payment, or right of setoff or recoupment.

G.	DISPUTED CLAIMS

1.	Objections to Claims

Except insofar as a Claim or Equity Interest is Allowed under the Plan or pursuant to Final Order of the Bankruptcy Court, the Debtors, or any other party in interest shall be entitled to object to Claims and Equity Interests. Any objections to Claims and Equity Interests shall be served and filed by the Objection Deadline. Any Claim or Equity Interest as to which an objection is timely filed shall be a Disputed Claim or Disputed Equity Interest, respectively.

2.	No Distributions Pending Allowance

If a timely objection is made with respect to any Claim or Equity Interest, no payment or distribution provided under the Plan shall be made on account of such Claim or Equity Interest unless and until such Disputed Claim or Disputed Equity Interest becomes Allowed.

3.	Distributions After Allowance

To the extent that a Disputed Claim or Disputed Equity Interest ultimately becomes an Allowed Claim or Allowed Equity Interest, distributions (if any) shall be made to the holder of such Allowed Claim or Allowed Equity Interest, in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Equity Interest becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim or Equity Interest the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest.

4.	Disallowance of Late Filed Claims and Equity Interests

Unless otherwise provided in a Final Order of the Bankruptcy Court, any Claim or Equity Interest for which a proof of claim or interest, as applicable, is filed after the applicable Bar Date shall be deemed disallowed. The holder of a Claim or Equity Interest that is disallowed pursuant to section 8.4 of the Plan shall not receive any distribution on account of such Claim or Equity Interest, as applicable, and neither the Debtors nor the Distribution Agent shall need to take any affirmative action for such Claim or Equity Interest to be deemed disallowed.

5.	Holders of Equity Interests

Holders of Equity Interests need not, and are not required to, file proof of such interests in order to receive a distribution under the Plan.

6.	Administrative Reserve

On the Effective Date, the Debtors shall establish the Administrative Reserve. Any amounts remaining in the Administrative Reserve after the Chapter 11 Cases have been fully administered and all related costs and expenses have been paid, shall become part of the Debtors’ general funds, and be distributed by the Disbursing Agent to holders of Allowed Claims and Allowed Equity Interests pursuant to the terms of the Plan.

H.	MISCELLANEOUS

1.	Exemption from Transfer Taxes

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under or in connection with the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax. All sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Petition Date through and including the Effective Date, including the transfers effectuated under the Plan, the sale by the Debtors of owned property pursuant to section 363(b) of the Bankruptcy Code, and the assumption, assignment, and sale by the Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan, and thus, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

2.	Payment of Statutory Fees

All fees payable under 28 U.S.C. § 1930 shall be paid on the Effective Date, and thereafter, as appropriate.

3.	Ordinary Course Transactions

From and after the Effective Date, the Responsible Party, on behalf of the Post-Confirmation Debtors, is authorized to and may enter into all transactions including, but not limited to, the retention of professionals, and pay all fees and expenses incurred thereby and in connection therewith, in the ordinary course of business, without the need for Bankruptcy Court approval.

4.	Binding Effect

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors and such holder’s respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

5.	No Payment of Attorneys’ Fees

Except for the fees of Professional Persons and the Responsible Party, no attorneys’ fees shall be paid by the Debtors with respect to any Claim or Equity Interest unless otherwise specified in the Plan or a Final Order of the Bankruptcy Court.

6.	Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit to the Plan provides otherwise (in which case the governing law specified therein shall be applicable to such exhibit), the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with the laws of the State of Texas without giving effect to the principles of conflict of laws that would require application of the laws of another jurisdiction.

VI. CERTAIN RISK FACTORS AND BEST INTERESTS TEST

A.	RISKS TO CONFIRMATION AND EFFECTIVENESS

Confirmation of the Plan and occurrence of the Effective Date of the Plan are subject to certain conditions precedent, as set forth in sections 10.1 and 10.2 of the Plan. There can be no assurance that these conditions will be met or satisfied.

B.	RISKS OF NON-CONFIRMATION

If the Plan is not confirmed or does not become effective, the Debtors, their creditors and equity interest holders would receive less than they would have received under the Plan. If an alternative plan could not be agreed to and confirmed, it is likely that the Chapter 11 Cases would be converted to cases under Chapter 7 of the Bankruptcy Code. Were that to happen, a trustee would be appointed who would hire counsel and potentially other advisors, all of whom would be entitled to be paid prior to the professionals in the Chapter 11 Cases, and prior to any other creditor or equity security holder.

VII. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE IMPLEMENTATION OF THE PLAN TO THE DEBTORS AND TO THE HOLDERS OF CERTAIN ALLOWED CLAIMS AND EQUITY INTERESTS. THIS SUMMARY IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

(THE “TAX CODE”), THE TREASURY REGULATIONS PROMULGATED THEREUNDER (THE “REGULATIONS”), JUDICIAL AUTHORITY, AND CURRENT ADMINISTRATIVE RULINGS AND PRACTICE, ALL AS IN EFFECT AS OF THE DATE HEREOF AND ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT THAT COULD ADVERSELY AFFECT THE DEBTORS, HOLDERS OF ALLOWED CLAIMS AND HOLDERS OF ALLOWED EQUITY INTERESTS. THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES.

THIS SUMMARY DOES NOT ADDRESS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF AN ALLOWED CLAIM OR EQUITY INTEREST IN LIGHT OF ITS PARTICULAR FACTS AND CIRCUMSTANCES OR TO CERTAIN TYPES OF HOLDERS OF ALLOWED CLAIMS OR EQUITY INTERESTS THAT ARE SUBJECT TO SPECIAL TREATMENT UNDER THE TAX CODE (INCLUDING, PERSONS WHO ARE RELATED TO THE DEBTORS WITHIN THE MEANING OF THE TAX CODE, FOREIGN PERSONS, HOLDERS LIABLE FOR THE ALTERNATIVE MINIMUM TAX, HOLDERS WHOSE FUNCTIONAL CURRENCY IS NOT THE U.S. DOLLAR, HOLDERS OF ALLOWED CLAIMS WHO ARE THEMSELVES IN BANKRUPTCY, REGULATED INVESTMENT COMPANIES, FINANCIAL INSTITUTIONS, BROKER-DEALERS, INSURANCE COMPANIES, PASS-THROUGH ENTITIES SUCH AS PARTNERSHIPS AND HOLDERS THROUGH SUCH PASS-THROUGH ENTITIES, AND TAX-EXEMPT ORGANIZATIONS) AND ALSO DOES NOT DISCUSS ANY ASPECTS OF STATE, LOCAL, OR FOREIGN TAXATION OR UNITED STATES TAX LAWS OTHER THAN FEDERAL INCOME TAXATION. THE FOLLOWING SUMMARY DOES NOT ADDRESS THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS WHOSE CLAIMS ARE UNIMPAIRED UNDER THE PLAN. HOLDERS OF ALLOWED CLAIMS OR EQUITY INTERESTS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE EFFECT SUCH OWNERSHIP MAY HAVE ON THE U.S. FEDERAL INCOME TAX CONSEQUENCES DESCRIBED BELOW.

IF A PARTNERSHIP HOLDS AN ALLOWED CLAIM OR EQUITY INTEREST, THE TAX TREATMENT OF A PARTNER OF SUCH PARTNERSHIP WILL GENERALLY DEPEND UPON THE STATUS OF THE PARTNER AND THE ACTIVITIES OF THE PARTNERSHIP. IF YOU ARE A PARTNER OF A PARTNERSHIP HOLDING ALLOWED CLAIMS OR EQUITY INTERESTS, YOU SHOULD CONSULT YOUR TAX ADVISORS.

THE FOLLOWING ASSUMES THAT THE PLAN WILL BE IMPLEMENTED AS DESCRIBED AND DOES NOT ADDRESS THE TAX CONSEQUENCES IF THE PLAN IS NOT CARRIED OUT. THIS DISCUSSION FURTHER ASSUMES THAT THE VARIOUS DEBT AND OTHER ARRANGEMENTS TO WHICH THE DEBTORS ARE A PARTY WILL BE RESPECTED FOR U.S. FEDERAL INCOME TAX PURPOSES IN ACCORDANCE WITH THEIR FORM. IN ADDITION, A SUBSTANTIAL AMOUNT OF TIME MAY ELAPSE BETWEEN THE CONFIRMATION DATE AND THE RECEIPT OF A FINAL DISTRIBUTION UNDER THE PLAN. EVENTS SUBSEQUENT TO THE DATE OF THIS DISCLOSURE STATEMENT, SUCH AS ADDITIONAL TAX LEGISLATION, COURT

DECISIONS, OR ADMINISTRATIVE CHANGES, COULD AFFECT THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREUNDER.

THIS SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN IS NOT BINDING ON THE INTERNAL REVENUE SERVICE (THE “SERVICE”), AND NO RULING WILL BE SOUGHT OR HAS BEEN SOUGHT FROM THE SERVICE WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN AND NO OPINION OF COUNSEL HAS BEEN OBTAINED OR WILL BE OBTAINED BY THE DEBTORS WITH RESPECT THERETO. THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF CERTAIN ASPECTS OF THE PLAN ARE THEREFORE UNCERTAIN DUE TO THE LACK OF APPLICABLE LEGAL AUTHORITY AND MAY BE SUBJECT TO ADMINISTRATIVE OR JUDICIAL INTERPRETATIONS THAT DIFFER FROM THE DISCUSSION BELOW. THE U.S. FEDERAL INCOME TAX LAWS APPLICABLE TO PARTNERSHIPS (INCLUDING SOME OF THE DEBTORS) IN BANKRUPTCY ARE EXTREMELY COMPLEX AND THE FOLLOWING SUMMARY IS NOT EXHAUSTIVE. FOR THESE REASONS, THE DISCUSSION IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND PROFESSIONAL TAX ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF AN ALLOWED CLAIM OR EQUITY INTEREST. ACCORDINGLY, EACH HOLDER OF A CLAIM OR EQUITY INTEREST IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

INTERNAL REVENUE SERVICE CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE UNITED STATES INTERNAL REVENUE SERVICE, YOU ARE HEREBY NOTIFIED THAT ANY DISCUSSION OF TAX MATTERS SET FORTH IN THIS DISCLOSURE STATEMENT WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY PROSPECTIVE INVESTOR, FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER FEDERAL STATE, OR LOCAL TAX LAW. EACH PROSPECTIVE INVESTOR SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A.	FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS, CREDITORS AND HOLDERS OF EQUITY INTERESTS

The Debtors’ assets have been sold. As a result of the sale, the Debtors will recognize gain or loss depending on their basis in each asset, and the gain or loss will flow through to holders of Equity Interests.

After payment in full of Allowed Claims, any remaining property of the Debtors will be distributed to holders of Equity Interests in complete liquidation of their partnership interests in the Debtors. Distributions in liquidation of a partner’s interest are generally tax-free to both the distributee-partner and the distributor-partnership unless the partners receive unrealized receivables, inventory items which have appreciated substantially in value, or certain partnership property. As holders of Equity Interests are solely receiving Cash in the distribution, the recognition of gain or loss by such holders is governed by Section 731(a) of the Tax Code, which provides for (1) nonrecognition of gain except to the extent an amount of money is distributed in excess of the distributee-partner’s basis in his partnership interest and (2) nonrecognition of loss unless a distribution in complete liquidation consists solely of money, unrealized receivables, and inventory. If a loss is recognized, it is equal to the amount by which the distributee-partner’s predistribution basis exceeds the amount of money and the adjusted basis of the unrealized receivables and inventory items distributed to such partner. Under Sections 731(a) and 741 of the Tax Code, any gain or loss recognized by the distributee-partner is treated as gain or loss from the sale or exchange of a capital asset; i.e., a capital gain or capital loss. Therefore, any gain or loss to be recognized by holders of Equity Interests is dependent on their basis in the Debtors. Section 731(b) of the Tax Code provides that no gain or loss is recognized by the distributor-partnership and, therefore, the Debtors will not recognize any gain or loss.

B.	ACCRUED INTEREST

To the extent that any amount received by a holder of a Claim is attributable to accrued but unpaid interest, not previously included in income for U.S. federal income tax purposes, such amount should be taxable to the holder as interest income. Conversely, a holder of a Claim may be able to recognize a deductible loss to the extent that any accrued interest on the Claims was previously included in the holder’s gross income but was not paid in full by the Debtors. The Regulations generally treat a payment under a debt instrument first as a payment of accrued and unpaid interest and then as a payment of principal.

C.	MARKET DISCOUNT

If the holder of a Claim purchased the Claim for an amount that is less than its stated redemption price at maturity, the amount of the difference may be treated as “market discount” for U.S. federal income tax purposes, unless the difference is less than a specified de minimis amount. Under the market discount rules, the holder of the Claim is required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, the Claim as ordinary income to the extent of the market discount that the holder of the Claim has not previously included in income and which is treated as having accrued on the Claim at the time of its payment or disposition. Any market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of the Claim, unless the holder of the Claim elects to accrue on a constant interest method.

D.	WITHHOLDING AND INFORMATION REPORTING

Generally, information reporting requirements will apply to all payments or distributions under the Plan, unless the recipient is exempt, such as a corporation. Additionally, a holder may be subject to backup withholding at applicable rates, unless the holder (i) is a corporation or other person exempt from backup withholding and, when required, demonstrates this or (ii) is a United States Person (as defined by section 7701(a)(30) of the Tax Code) that provides a correct taxpayer identification number (“TIN”) on Internal Revenue Service Form W-9 (or a suitable substitute form) and provides the other information and makes the representations required by such form and complies with the other requirements of the backup withholding rules. A holder may become subject to backup withholding if, among other things, the holder (i) fails to properly report interest and dividends for U.S. federal income tax purposes or (ii) in certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN. A holder that does not provide a correct TIN also may be subject to penalties imposed by the Service.

Backup withholding is not an additional tax. The U.S. federal income tax liability of a person subject to backup withholding is reduced by the amount of tax withheld as backup withholding. If backup withholding results in an overpayment of U.S. federal income tax, the holder may obtain a refund of the overpayment by properly and timely filing a claim for refund with the Service.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. HOLDERS OF ALLOWED CLAIMS AND ALLOWED EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

VIII. CONCLUSION

For all of the reasons set forth in this Disclosure Statement, the Debtors, PDC and the Equity Committee each believe that confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Plan Proponents urge all holders of Equity Interests to vote to ACCEPT the Plan, and to duly complete and return their Ballots in accordance with the instructions on the Ballots. The Voting Deadline is 5:00 p.m. prevailing Central Time on December 4, 2014. To be counted, your Ballot must be fully completed, executed and actually received by the Tabulation Agent by the Voting Deadline.

Dated:	October 28, 2014
Dallas, Texas

EASTERN 1996D LIMITED PARTNERSHIP

By:	/s/ Karen Nicolaou
ATROPOS INCORPORATED,
Responsible Party, by
Karen Nicolaou, its Principal

EASTERN 1997D LIMITED PARTNERSHIP

By:	/s/ Karen Nicolaou
ATROPOS INCORPORATED,
Responsible Party, by
Karen Nicolaou, its Principal

EASTERN 1998D LIMITED PARTNERSHIP

By:	/s/ Karen Nicolaou
ATROPOS INCORPORATED,
Responsible Party, by
Karen Nicolaou, its Principal

CO and PA 1999D LIMITED PARTNERSHIP

By:	/s/ Karen Nicolaou
ATROPOS INCORPORATED,
Responsible Party, by
Karen Nicolaou, its Principal

COLORADO 2000B LIMITED PARTNERSHIP

By:	/s/ Karen Nicolaou
ATROPOS INCORPORATED,
Responsible Party, by
Karen Nicolaou, its Principal

COLORADO 2000C LIMITED PARTNERSHIP

By:	/s/ Karen Nicolaou
ATROPOS INCORPORATED,
Responsible Party, by
Karen Nicolaou, its Principal

COLORADO 2000D LIMITED PARTNERSHIP

By:	/s/ Karen Nicolaou
ATROPOS INCORPORATED,
Responsible Party, by
Karen Nicolaou, its Principal

COLORADO 2001A LIMITED PARTNERSHIP

By:	/s/ Karen Nicolaou
ATROPOS INCORPORATED,
Responsible Party, by
Karen Nicolaou, its Principal

COLORADO 2001B LIMITED PARTNERSHIP

By:	/s/ Karen Nicolaou
ATROPOS INCORPORATED,
Responsible Party, by
Karen Nicolaou, its Principal

COLORADO 2001C LIMITED PARTNERSHIP

By:	/s/ Karen Nicolaou
ATROPOS INCORPORATED,
Responsible Party, by
Karen Nicolaou, its Principal

COLORADO 2001D LIMITED PARTNERSHIP

By:	/s/ Karen Nicolaou
ATROPOS INCORPORATED,
Responsible Party, by
Karen Nicolaou, its Principal

COLORADO 2002A LIMITED PARTNERSHIP

By:	/s/ Karen Nicolaou
ATROPOS INCORPORATED,
Responsible Party, by
Karen Nicolaou, its Principal

PDC ENERGY, INC.

By:	/s/ Daniel W. Amidon
Daniel W. Amidon,
General Counsel

THE OFFICIAL COMMITTEE OF EQUITY
SECURITY HOLDERS

By:	/s/ Mark H. Misselbeck
Mark H. Misselbeck,
Chairman

GRAY REED & McGRAW, P.C.		GARDERE WYNNE SEWELL LLP
Jason S. Brookner		Holland Neff O’Neil
Texas Bar No. 24033684		Texas Bar No.14864700
Lydia R. Webb		Thomas C. Scannell
Texas Bar No. 24083758		Texas Bar No. 24070559
1601 Elm Street, Suite 4600		1601 Elm Street, Suite 3000
Dallas, Texas 75201		Dallas, Texas 75201
Telephone:	(214) 954-4135	Telephone:	(214) 999-3000
Facsimile:	(214) 953-1332	Facsimile:	(214) 999-4667

ATTORNEYS FOR THE DEBTORS		ATTORNEYS FOR THE OFFICIAL
AND DEBTORS IN POSSESSION		COMMITTEE OF EQUITY SECURITY
HOLDERS

ANDREWS KURTH LLP
Robin Russell
Texas Bar No. 17424001
Joseph P. Rovira
Texas Bar No. 24066008
600 Travis, Suite 4200
Houston, Texas 77002
Telephone:	(713) 220-4200
Facsimile:	(713) 220-4285

ATTORNEYS FOR PDC ENERGY,
INC.

SCHEDULES A, B AND C

DISTRIBUTION CALCULATIONS

SCHEDULE A

SUMMARY CALCULATION OF ESTIMATED TOTAL DISTRIBUTABLE CASH

Aggregate Cash on Hand (as of 9/30/14)	$14,006,938.78

Less Administrative Reserve	(1,500,000.00)

Estimated Cash Prior to PDC Settlement Payments	12,506,938.78	[1]

Plus Estate Settlement Payment by PDC	6,000,000.00

Plus Direct Settlement Payment by PDC	1,000,000.00	[2]

Estimated Total Distributable Cash	$19,506,938.78

[1]	Of this amount, the Debtors estimate that PDC will be entitled to a distribution of approximately $3.4 million; however, in conjunction with the settlement, PDC is waiving 50% of that distribution and has guaranteed a waiver of not less than $1.5 million.
[2]	Equity Interest Holders who “opt out” are not entitled to share in this amount.

Schedule B

Distribution Amounts

Partnership	Cash in Bank (as of 9/31/14)	Administrative Reserve Allocation*	Cash in Bank less Admin Reserve	PDC Ownership Percentage	non-PDC Ownership Percentage	PDC Distribution before reduction for Waived Amount	Partnership Distribution before addition of Waived Amount	Waived Amount	Estate Settlement Payment	Direct Claim Settlement Payment	Total non-PDC Partnership Distribution	Number of non- PDC unit holders	non-PDC Distribution per Unit
Eastern 1996D	$695,717.67	$140,694.44	$555,023.23	29.73%	70.27%	$165,008.41	$390,014.82	$82,504.20	$500,000.00	$83,333.33	$1,055,852.36	672.02	$1,571.16
Eastern 1997D	$628,247.97	$106,984.36	$521,263.61	31.81%	68.19%	$165,813.96	$355,449.66	$82,906.98	$500,000.00	$83,333.33	$1,021,689.97	789.32	$1,294.39
Eastern 1998D	$637,006.78	$101,257.91	$535,748.87	29.67%	70.33%	$158,956.69	$376,792.18	$79,478.35	$500,000.00	$83,333.33	$1,039,603.86	902.21	$1,152.29
CO & PA 1999D	$2,525,346.41	$240,709.88	$2,284,636.53	27.12%	72.88%	$619,593.43	$1,665,043.11	$309,796.71	$500,000.00	$83,333.33	$2,558,173.15	851.36	$3,004.81
Colorado 2000B	$1,819,764.54	$170,285.78	$1,649,478.76	28.21%	71.79%	$465,317.96	$1,184,160.80	$232,658.98	$500,000.00	$83,333.33	$2,000,153.12	520.59	$3,842.09
Colorado 2000C	$2,290,560.87	$214,340.88	$2,076,219.99	24.62%	75.38%	$511,165.36	$1,565,054.63	$255,582.68	$500,000.00	$83,333.33	$2,403,970.64	659.91	$3,642.88
Colorado 2000D	$1,836,038.67	$171,808.64	$1,664,230.03	26.97%	73.03%	$448,842.84	$1,215,387.19	$224,421.42	$500,000.00	$83,333.33	$2,023,141.94	1141.15	$1,772.90
Colorado 2001A	$1,123,533.85	$105,135.49	$1,018,398.36	28.49%	71.51%	$290,141.69	$728,256.67	$145,070.85	$500,000.00	$83,333.33	$1,456,660.85	419.4	$3,473.20
Colorado 2001B	$567,221.54	$62,384.71	$504,836.83	26.82%	73.18%	$135,397.24	$369,439.59	$67,698.62	$500,000.00	$83,333.33	$1,020,471.54	579.93	$1,759.65
Colorado 2001C	$606,319.81	$63,932.57	$542,387.24	27.45%	72.55%	$148,885.30	$393,501.94	$74,442.65	$500,000.00	$83,333.33	$1,051,277.92	481.9	$2,181.53
Colorado 2001D	$1,035,314.35	$96,880.28	$938,434.07	25.32%	74.68%	$237,611.51	$700,822.56	$118,805.75	$500,000.00	$83,333.33	$1,402,961.65	1139.78	$1,230.91
Colorado 2002A	$241,866.32	$25,585.06	$216,281.26	26.27%	73.73%	$56,817.09	$159,464.17	$28,408.54	$500,000.00	$83,333.33	$771,206.05	329.35	$2,341.60
Total	$14,006,938.78	$1,500,000.00	$12,506,938.78			$3,403,551.46	$9,103,387.32	$1,701,775.73	$6,000,000.00	$1,000,000.00	$17,805,163.05	8,486.92

*	Includes PDC Potential Administrative Claim for Deficits of $189,290.63

Schedule C

Expected Percentage Return Under Plan**

$20,000 = ONE UNIT

Partnership	Cumulative Cash Distributions through Closing of Asset Sales	Expected Distribution under Plan ($)	Total of All Cash Distributions and Plan Distributions	Total % Retun Under Plan Per Unit
Eastern 1996D	$12,994.00	$1,571.16	$14,565.16	72.8%
Eastern 1997D	$10,742.00	$1,294.39	$12,036.39	60.2%
Eastern 1998D	$18,312.00	$1,152.29	$26,601.55	133.0%
CO & PA 1999D	$24,150.33	$3,004.81	$27,155.14	135.8%
Colorado 2000B	$20,012.26	$3,842.09	$23,854.35	119.3%
Colorado 2000C	$16,541.48	$3,642.88	$18,314.38	91.6%
Colorado 2000D	$14,781.61	$1,772.90	$16,554.51	82.8%
Colorado 2001A	$12,850.87	$3,473.20	$16,324.07	81.6%
Colorado 2001B	$9,757.11	$1,759.65	$11,516.76	57.6%
Colorado 2001C	$11,164.75	$2,181.53	$13,346.28	66.7%
Colorado 2001D	$14,947.30	$1,230.91	$16,178.21	80.9%
Colorado 2002A	$13,738.96	$2,341.60	$16,080.56	80.4%

**	The “Total % Return Under Plan Per Unit” reflected above is exclusive of any tax savings to individual unit holders. As a result, the total return to unit holders over the life of the investment, including distributions under the Plan, is an amount in excess of that reflected in this Schedule C.

EXHIBIT A

JOINT CHAPTER 11 PLAN

EXHIBIT B

DISCLOSURE STATEMENT APPROVAL ORDER

U.S. BANKRUPTCY COURT NORTHERN DISTRICT OF TEXAS ENTERED TAWANA C. MARSHALL, CLERK THE DATE OF ENTRY IS ON THE COURT’S DOCKET

The following constitutes the ruling of the court and has the force and effect therein described.

Signed October 28, 2014
United States Bankruptcy Judge

IN THE UNITED STATES BANKRUPTCY COURT FOR THE

NORTHERN DISTRICT OF TEXAS

DALLAS DIVISION

In re:	§	Chapter 11
§
EASTERN 1996D LIMITED	§	Case No. 13-34773-HDH-11
PARTNERSHIP, et al., [1]	§
	§	Jointly Administered
Debtors.	§

ORDER APPROVING DISCLOSURE STATEMENT

Upon the Disclosure Statement For Joint Chapter 11 Plan Proposed by the Debtors, PDC Energy, Inc., and the Official Committee of Equity Security Holders (the “Disclosure Statement”) [Docket No. 552] filed by the above-captioned debtors and debtors in possession (collectively, the “Debtors”); and upon the hearing on the Disclosure Statement conducted on October 28, 2014 (The “Hearing”); and the Court having considered the Disclosure Statement and the representations of counsel made on the record at the Hearing; and the Court having jurisdiction over this matter pursuant

[1]	The Debtors in these chapter 11 cases, and the last four digits of their federal tax identification numbers, are: (i) Eastern 1996D Limited Partnership (1154); (ii) Eastern 1997D Limited Partnership (4713); (iii) Eastern 1998D Limited Partnership (7539); (iv) CO and PA 1999D Limited Partnership (8545); (v) Colorado 2000B Limited Partnership (3050); (vi) Colorado 2000C Limited Partnership (3437); (vii) Colorado 2000D Limited Partnership (4071); (viii) Colorado 2001A Limited Partnership (9061); (ix) Colorado 2001B Limited Partnership (9832); (x) Colorado 2001C Limited Partnership (3219); (xi) Colorado 2001D Limited Partnership (5051); and (xii) Colorado 2002A Limited Partnership (9674).

ORDER APPROVING DISCLOSURE STATEMENT – PAGE 1

to 28 U.S.C. §§ 157(a) and 1334; and this matter being a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(A) and (O); and venue before this Court being proper pursuant to 28 U.S.C. § 1408 and 1409; and the Court being satisfied that good and sufficient notice of the Hearing has been given, and that no other or further notice is required; and upon all of the proceedings had before the Court; and after due deliberation and good cause appearing therefor, it is hereby

ORDERED that the Disclosure Statement be, and it hereby is, approved as providing “adequate information,” as such term is defined in 11 U.S.C. § 1125; and it is further

ORDERED that the Debtors (with the consent of PDC and the Committee) may make (i) technical, conforming and other non-material modifications to the Disclosure Statement and (ii) such other edits and modifications to the Disclosure Statement as set forth on the record at the Hearing, prior to submission to creditors and interest holders.

# # # END OF ORDER # # #

ORDER APPROVING DISCLOSURE STATEMENT – PAGE 2